As filed with the Securities and Exchange Commission on April 16, 2008	Registration No. 333-148611

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 4 to Registration Statement on Form SB-2)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sino-Global Shipping America, Ltd.
(Exact name of registrant as specified in its charter)

Virginia	4731	11-3588546
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

36-09 Main Street
Suite 9C-2
Flushing, New York 11354
(718) 888-1814
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Copies to:
Chi Tai Shen Sino-Global Shipping America, Ltd. 36-09 Main Street Suite 9C-2 Flushing, New York 11354 (718) 888-1814 Fax: (718) 888-1148 (Name, address and telephone number of agent for service)	Bradley A. Haneberg, Esq. Anthony W. Basch, Esq. Kaufman & Canoles, P.C. Three James Center 1051 East Cary Street, 12th Floor Richmond, Virginia 23219 (804) 771-5700 Fax: (804) 771-5777

Approximate date of commencement of proposed sale to the public: As soon as practicable, after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock	1,129,032	(2)	$7.75	(2)	$8,750,000.00	(2)	$343.88
Common Stock(3)	217,960	(4)	$7.75	(4)	$1,689,190.00	(4)	$66.39
Underwriter Warrants(5)	129,032	(6)	$0.001		$129.03	(6)	$0.01
Common Stock Issuable Upon Exercise of Underwriter Warrants(5)	129,032	(7)	$9.30	(7)	$1,200,000.00	(7)	$47.16
Total Registration Fee					$11,639,319.03		$457.43	(8)

(1)
In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3)
This registration statement also covers the resale under a separate resale prospectus by selling shareholders of up to 217,960 shares of common stock previously issued to such selling shareholders named in the resale prospectus.

(4)
The registration fee for securities to be offered by the Selling Shareholders is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(5)
In connection with the Registrant’s sale of the shares of Common Stock registered hereby, the Registrant will sell to Anderson & Strudwick, Incorporated (the “underwriter”) warrants to purchase 129,032 shares of common stock (the “underwriter warrants”), such amount representing 10% of the aggregate number of shares of common stock (i) sold by the Registrant and (ii) subject to sale by the selling shareholders pursuant to this registration statement as though the selling shareholders acquired their shares for $7.75 per share. The price to be paid by the underwriter for the underwriter warrants is $0.001 per warrant. The exercise price of the underwriter warrants is $9.30 per share, representing 120% of the price of the common stock offered hereby. The resale of the common stock underlying the underwriter warrants is registered hereunder. The shares of common stock underlying the underwriter warrants are being registered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(7)
The registration fee for securities to be offered by the underwriter is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(8)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains a prospectus to be used in connection with the initial public offering of up to 1,129,032 shares of the registrant’s common stock on a best-efforts, minimum/maximum basis through the underwriter named on the cover page of that prospectus (the “IPO Prospectus”). In addition, the registrant is registering on this registration statement the resale of up to 217,960 shares of its common stock (the “Registrable Securities”) held by selling shareholders. Consequently, this registration statement contains a second prospectus to cover these possible resales (the “Resale Prospectus”) by certain of the registrant’s shareholders named under the Resale Prospectus (the “selling shareholders”). The IPO Prospectus and the Resale Prospectus are substantively identical, except for the following principal points:

•    they contain different front and rear covers (including table of contents);

•    they contain different Offering sections in the Prospectus Summary section beginning on page 1 ;

•    they contain different Use of Proceeds sections on page 23;

•    the Dilution section is deleted from the Resale Prospectus on page 26;

•    a Selling Shareholders section is included in the Resale Prospectus beginning on page 26;

•    references in the IPO Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus; and

•    the Underwriting section from the IPO Prospectus on page 58 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place.

The registrant has included in this Registration Statement, after the financial statements, alternate pages to reflect the foregoing differences.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED __________ ___, 2008

SINO-GLOBAL SHIPPING AMERICA, LTD.

Minimum Offering:	1,129,032 Shares of Common Stock
Maximum Offering:	870,968 Shares of Common Stock

This is the initial public offering of Sino-Global Shipping America, Ltd., a Virginia corporation. We are offering a minimum of 870,968 shares and a maximum of 1,129,032 shares of our common stock. Our officers and directors may, but have made no commitment, nor indicated they intend to, purchase shares in the offering. Purchases by our officers and directors may be made in order to reach the minimum offering amount. We have not placed a limit on the number of shares our officers and directors may purchase in this offering.

We expect that the offering price will be $7.75 per share. No public market currently exists for our shares. We have applied for approval for quotation on the NASDAQ Capital Market under the symbol “SINO” for the shares of common stock we are offering. We believe that upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on the NASDAQ Capital Market.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 6 of this prospectus.

	Per Share	Maximum Offering	Minimum Offering
Public Offering Price	$7.75	$8,750,000	$6,750,000
Underwriting Commission	$0.5425	$612,500	$472,500
Proceeds to us, before expenses	$7.2075	$8,137,500	$6,277,500

We expect our total cash expenses for this offering to be approximately $616,700, exclusive of the above commissions. In addition, we will pay the underwriter an accountable expense allowance of up to 1% of the amount of the offering, or up to $87,500 (maximum offering) or $67,500 (minimum offering). The underwriter must sell the minimum number of securities offered (870,968 shares of common stock) if any are sold. The underwriter is required to use only its best efforts to sell the securities offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our underwriter after which the minimum offering is sold or (ii) June 1, 2008. Until we sell at least 870,968 shares, all investor funds will be held in an escrow account at SunTrust Bank, Richmond, Virginia. If we do not sell at least 870,968 shares by June 1, 2008, all funds will be promptly returned to investors (within one business day) without interest or deduction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

Anderson & Strudwick,
Incorporated

Prospectus dated _____, _____

Except where the context otherwise requires and for purposes of this prospectus only, the terms:

•    “we,” “us,” “our” and “our company” refer to Sino-Global Shipping America, Ltd. and, except where the context otherwise requires, Trans Pacific Shipping Limited and Sino-Global Shipping Agency Ltd.;

•    “shares” and “common stock” refer to shares of our common stock, without par value per share;

•    “China” and “PRC” refer to the People’s Republic of China; and

•    all references to “RMB,” “Renminbi” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars” and “$” are to the legal currency of the United States.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader. Unless otherwise stated, the translations of RMB into U.S. dollars have been made at the single rate of exchange of $1.00 to RMB7.6155, the exchange rate at June 30, 2007. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. On April 16, 2008, the noon buying rate was $1.00 to RMB6.9920. See “Risk Factors - Fluctuation of the Renminbi could materially affect our financial condition and results of operations” for discussions of the effects of fluctuating exchange rates on the value of our shares. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

For the sake of consistency throughout this prospectus, the Chinese names of individuals will follow the Chinese language convention of last name followed by first name. All individuals named in this prospectus who have Chinese names consisting of three syllables have two-syllable first names.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Our Company

We are the parent company of Trans Pacific Shipping Limited (“Trans Pacific”), our wholly-owned subsidiary in Beijing. Trans Pacific operates Sino-Global Shipping Agency Ltd. (previously Sino-Global Shipping Consulting Ltd.), our Chinese shipping agency (“Sino-China”), by contract. Prior to the completion of this offering, we and Sino-China are under common control, by virtue of our Chief Executive Officer’s ownership of more than 70% of both companies. We provide shipping agency services in China and have offices in China located in Beijing, Ningbo, Qingdao, Tianjin, Qinhuangdao and Fangchenggang and in the United States in Flushing, New York to coordinate our clients’ shipping needs, including preparing documents, husbanding vessels, processing customs issues, coordinating matters with port authorities, overseeing and settling cargo claims, tracking shipments, and recommending trucking, warehousing and complementary services.

We act as a local agent and attend vessels directly in each of the ports in which we have branch offices. In addition to these ports, we have contracting offices at all other commercial ports in China as a professional general/protecting agency. In the ports in which we do not yet have an office, we appoint a local agent to attend the vessels directly. See “Our Business - General”.

We have designed our services to simplify the shipping process for our clients and to keep our clients fully informed about the status of their shipments. To that end, we analyze the information about prospective shipments provided by our clients to determine the most economical and efficient transportation solutions and then leverage our position as a shipping agency to negotiate competitive shipping rates. We also give our clients disbursement reports to empower them to monitor and dispute all questionable charges. In addition to allowing clients to monitor disbursements, our Disbursement Department audits all bills provided by ports for unreasonable charges that violate the guidelines issued by China’s Ministry of Communications.

We provide shipping agency services to a variety of vessel sizes and types, including Handysize, Panamax, Capesize, Roll-On/Roll-Off (“RORO”), and Very Large Crude Carrier (“VLCC”) class vessels. We have assisted clients with a variety of shipping requirements, including bulk and break-bulk general cargo, vehicle transport and raw materials such as crude oil and oil products and iron, manganese and other metal ores.

Our principal executive offices are located in the United States at 36-09 Main Street, Suite 9 C-2, Flushing, New York 11354 and in China at 16th Floor, Tower D, Ye Qing Plaza No. 9, Wangjing (North) Road, Chao Yang District, Beijing, People’s Republic of China 100102. Our telephone number in the United States is (718) 888-1814. Our website address is www.sino-global.com. Information contained on our website or any other website is not a part of this prospectus.

Industry Background

Since China adopted its open door trade policy in 1978, inviting foreign investment in China, China’s economy has steadily developed, both from new investments in China and from increased international trade. As international trade between China and other countries has expanded, the shipping industry in China has also grown.

The evolution of the shipping agency industry has followed that of the shipping industry in general. In January 1953, the PRC founded the China Ocean Shipping Agency (“Penavico”) as a branch of China Ocean Shipping Company (“COSCO”). Penavico and its branches in ports served as China’s only shipping agent until the open door policy opened the industry to other companies. China’s second shipping agency, China Marine Shipping Agency Company Limited (“Sinoagent”) was founded in 1985 and allowed customers a choice of shipping agents at a number of ports in China.

Since 1985, the PRC has taken a number of steps to open China’s shipping agency industry to private companies. In 1990, the PRC adopted the International Ship Agency Management and Stipulation (国榻緇緊代理管理瘼定), which allowed state-owned companies to compete in the shipping agency industry. In 2002, the PRC further relaxed the restrictions on shipping agencies by promulgating the People’s Republic of China International Marine Transportation Rule (中华人民共和国国榻海瀰条例), which permitted Chinese private entities and joint ventures between Chinese and foreign entities to compete in the shipping agency industry. The Chinese and American Marine Transportation Agreement (中美海瀰协定) in 2003 and the New Round Chinese and European Union Marine Transportation Agreement (中国与欧盟海瀰协定) in 2002 allowed shipping transportation enterprises that were wholly owned by American and European Union businesses, respectively, to provide shipping agency service for their parent companies.

Companies may serve as general shipping agents in certain locations and as local shipping agents in other locations. As of June 30, 2006, we believe that approximately 1,400 shipping agencies (including 33 joint ventures) have been approved in China. In 2006, China’s shipping agency industry saw revenues of approximately $1.53 billion. Of this amount, Penavico and Sinoagent combined for approximately 85% of the shipping agency industry market share.

Our Corporate Information

Sino-China was founded in 2001 under the name “Sino-Global Shipping Consulting Ltd.” As organized prior to this offering, Sino-China had five divisions, which corresponded to the five ports in which Sino-China has branch offices: Ningbo, Qingdao, Tianjin, Qinhuangdao and Fangchenggang. Sino-China currently holds four local licenses in China to serve as a local shipping agent in Ningbo, Qingdao, Tianjin, and Fangchenggang. Sino-Global has applied for a local shipping agent license in Qinhuangdao and expects to receive this license in the next few months. Sino-China provides general shipping agency services in 76 ports in China.

Our company was incorporated in New York on February 2, 2001 to enable Sino-China to develop the American and Canadian markets for Sino-China and to provide better and more convenient services to our American and Canadian customers. In anticipation of this offering, we have re-organized our company.

On September 14, 2007, we formed a stock corporation in the Commonwealth of Virginia and, on September 18, 2007, we merged with and into our Virginia corporation, Sino-Global Shipping America, Ltd. On November 13, 2007, we organized Trans Pacific as a wholly foreign-owned enterprise in Beijing. Trans Pacific is our wholly-owned subsidiary and operates Sino-China by contract.

Each of Mr. Cao Lei, our Chief Executive Officer, and Mr. Zhang Mingwei, our Chief Financial Officer, is a shareholder in our company and in Sino-China; however, the companies do not have a parent-subsidiary relationship and ownership between the companies is not identical. Furthermore, Trans Pacific and Sino-China do not have a parent-subsidiary relationship. Nevertheless, by virtue of Mr. Cao’s ownership of more than 70% of both companies, we and Sino-China are considered under common control of Mr. Cao. On November 14, 2007, a variety of contracts were executed with 25 year renewable terms and govern the relationships among Trans Pacific, Sino-China and our company.

PRC law currently limits foreign ownership of companies that provide shipping agency services. To comply with these foreign ownership restrictions, we operate our business in China through Sino-China, a PRC limited liability company wholly owned by Cao Lei, our Chief Executive Officer, and Zhang Mingwei, our Chief Financial Officer, both of whom are PRC citizens. Sino-China holds the licenses and approvals necessary to operate our shipping agency business in China. We have contractual arrangements with Sino-China and its shareholders pursuant to which we provide management and technical consulting services to Sino-China through Trans Pacific, our wholly-owned subsidiary in China. Through these contractual arrangements, which enable us to control Sino-China, we are considered the primary beneficiary of Sino-China. Accordingly, we consolidate Sino-China’s results, assets and liabilities in our financial statements. Because of Mr. Cao’s common control of Sino-China and our company, we have consolidated these results from the inception of Sino-China. For a description of these contractual arrangements, see “Our Corporate Structure - Contractual Arrangements with Sino-China and its Shareholders.”

The following diagram illustrates our current corporate structure and the place of formation, ownership interest and affiliation of our subsidiary and Sino-China as of the date of this prospectus.

Organization of Our Company

Sino-Global Shipping America, Ltd. (Virginia)
100%
United States
China
Trans Pacific Shipping Limited (Beijing)
Cao Lei
Zhang Mingwei
96.74%
3.26%
Sino-Global Shipping Agency, Ltd. (Beijing)

Equity Interest; percentage of ownership is designated next to line.

Contractual Relationship: Equity Interest Pledge Agreement, pursuant to which Mr. Cao and Mr. Zhang pledge their equity interests in Sino-China to Trans Pacific.

Contractual Relationship: Exclusive Marketing Agreement and Exclusive Management Consulting and Technical Consulting Service Agreement, pursuant to which Trans Pacific provides such services to Sino-China.

Contractual Relationship: Proxy Agreement and Exclusive Equity Interest Purchase Agreement, pursuant to which Mr. Cao and Mr. Zhang (i) grant Sino-Global Shipping America, Ltd. the right to purchase their equity interests in Sino-China and (ii) authorize Sino-Global Shipping America, Ltd. to appoint a proxy for them in all matters related to Sino-China.

The Offering

Shares offered:	Minimum Offering: 870,968 shares(1)

Maximum Offering: 1,129,032 shares(1)

Shares to be outstanding, if maximum offering is sold:	2,929,032 shares(2)

Shares to be outstanding, if minimum offering is sold:	2,670,968 shares(2)

Proposed NASDAQ Capital Market symbol:	“SINO”

Risk factors:
Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in the shares.

Gross proceeds, if maximum offering is sold:	$8,750,000

Gross proceeds, if minimum offering is sold:	$6,750,000

Closing of offering:	The offering contemplated by this prospectus will terminate upon the earlier of: (i) a date mutually acceptable to us and our underwriter after which the minimum offering is sold or (ii) June 1, 2008.

(1)
We are also concurrently registering for resale under a separate prospectus up to 217,960 shares of our common stock held by the selling shareholders named under the prospectus. None of the shares is being offered by us and we will not receive any proceeds from the sale of the shares. In addition, none of the selling shareholders is an officer or director of our company, Sino-China or Trans Pacific.

(2)	Based on 1,800,000 shares of common stock issued and outstanding as of April 16, 2008. Does not include the issuance of underwriter warrants to purchase up to 129,032 shares of common stock.

Underwriting

We have engaged Anderson & Strudwick, Incorporated to conduct this offering on a “best efforts, minimum/maximum” basis. The underwriter has not made a firm commitment in this offering and thus has no obligation or commitment to purchase any of our shares. Although they have not formally committed to do so, our affiliates may opt to purchase shares in connection with this offering. To the extent such individuals invest, they will purchase our shares with investment intent and without the intent to resell. Any shares purchased by our affiliates shall contribute to the calculation of whether we achieved our minimum offering. We have not placed limits on the number of shares eligible to be purchased by our affiliates.

Summary Financial Information

In the table below, we provide summary financial data for our company. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, you should read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the year ended June 30,		For the six months ended December 31, (Unaudited)
	2007	2006	2007
Total Sales	$10,090,879	$8,924,786	$8,144,189
Income from Operations	1,260,918	616,111	606,743
Net income from continuing operations before non-controlling interest in income(1)	1,144,752	556,481	618,576
Non-controlling Interest in Income(1)	(104,237)	(26,643)	(60,037)
Net Income	1,040,516	529,838	558,539
Basic Earnings per Share	0.58	0.29	0.31
Diluted Earnings per Share	0.58	0.29	0.31

	June 30,		December 31, (Unaudited)
	2007	2006	2007
Total Assets	$3,752,561	$1,805,673	$4,378,809
Total Current Liabilities	1,788,748	1,257,348	1,851,384
Long-term Liabilities	-	-	-
Non-controlling Interest	308,610	(66,362)	313,683
Mandatorily Redeemable Stock	-	-	1,250,000
Net Assets	1,655,203	614,687	963,742
Capital Stock	1,880	1,880	1,625	(2)

(1) Sino-China is considered a variable interest entity (“VIE”), and we are the primary beneficiary. On November 14, 2007, our company entered into agreements with Sino-China, pursuant to which we receive 90% of Sino-China’s net income. We do not receive any payment from Sino-China unless Sino-China recognizes net income during its fiscal year. These agreements do not entitle us to any consideration if Sino-China incurs a net loss during its fiscal year. In accordance with these agreements, Sino-China pays consulting and marketing fees equal to 85% and 5%, respectively, of its net income to our new wholly owned foreign subsidiary, Trans Pacific, and Trans Pacific supplies the technology and personnel needed to service Sino-China. Sino-China was designed to operate in China for the benefit of our Company.

The accounts of Sino-China are consolidated in the accompanying financial statements pursuant to Financial Accounting Standards Board Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51”. As a VIE, Sino-China’s sales are included in our company’s total sales, its income from operations is consolidated with our company’s, and our net income from continuing operations before non-controlling interest in income includes all of Sino-China’s net income. Our non-controlling interest in its income is then subtracted in calculating the net income attributable to our company. Because of the contractual arrangements, we had a pecuniary interest in Sino-China that requires consolidation of our company’s and Sino-China’s financial statements.

Mr. Cao Lei owns more than 70% of both Sino-China and our company (before completion of the offering) and was able to cause our company and Sino-China to enter into the 2007 agreements at any point in time. Accordingly, our company has consolidated Sino-China’s income because the entities are under common control in accordance with SFAS 141, “Business Combinations”. For this reason, we have included 90% of Sino-China’s net income in our net income as discussed above as though the 2007 agreements were in effect from the inception of Sino-China, and only the 10% of Sino-China’s net income not paid to our company represents the non-controlling interest in Sino-China’s income.

(2) The total number of shares of common stock issued and outstanding at December 31, 2007 is 1,800,000 shares. On December 31, 2007, our company became obligated to purchase certain shares under the circumstances described in greater detail below. For that reason, we have classified 217,960 shares at redemption value outside of permanent equity as “Mandatorily redeemable stock.” See “Related Party Transactions - Loan to Mr. Cao.”

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face, but represent the material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business

We operate in a very competitive industry and may not be able to maintain our revenues and profitability.

Since 2003, China has qualified over 1,400 shipping agencies. Our potential competitors include two major shipping agencies, which together account for approximately 85% of China’s shipping agency revenues. These competitors have significantly greater financial and marketing resources and name recognition than we have.

In 2006, total revenues for shipping agency services in China were approximately $1.53 billion. During our fiscal year ended June 30, 2007, we generated net revenues of approximately $10.09 million. As such, while we believe that we effectively compete in our market, our competitors occupy a substantial competitive position. There can be no assurance that we will be able to effectively compete in our industry.

In addition, our competitors may introduce new business models, and if these new business models are more attractive to customers than the business models we currently use, our customers may switch to our competitors’ services, and we may lose market share. We believe that competition in China’s shipping agency industry may become more intense as more shipping agencies, including Chinese/foreign joint ventures, are qualified to conduct business. We cannot assure you that we will be able to compete successfully against any new or existing competitors, or against any new business models our competitors may implement. In addition, the increased competition we anticipate in the shipping agent industry may also reduce the number of vessels for which we are able to provide shipping agency services, or cause us to reduce agency fees in order to attract or retain customers. All of these competitive factors could have a material adverse effect on our revenues and profitability. See “Our Business - Our Challenges.”

The PRC owns part of our two largest competitors.

The Chinese government’s ownership of our two largest competitors disadvantages our company in a number of ways.

First, the Chinese government prevents direct foreign investment in certain industries, such as telecommunication services, online commerce and advertising. In fact, when the PRC government founded Penavico, it closed the shipping agency industry to a number of foreign shipping agents that had provided services in China prior to that time. Although the PRC has removed these restrictions in our industry in recent years, there can be no guarantee that the PRC will not re-nationalize the shipping agency industry in the future, especially since approximately 85% of the shipping agency industry in China is already owned, in part, by the Chinese government. See “Risk Factors - The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.”

Second, because our two largest competitors, Penavico and Sinoagent, are state-owned, they may have advantages over our company in dealing with local government officials and leverage over local companies that we, as a wholly privately-owned company, do not have. These relationships may limit our ability to compete with Penavico and Sinoagent.

Third, due to their relationship with the Chinese government, our largest competitors may have access to funding that is not available to us. This access may allow them to grow their businesses at a rate we are not able to match. If we are unable to expand at a comparable rate with these competitors, we may lose market share or be unable to generate profits. See “Our Business - Competition.”

Our customers are companies engaged in the shipping industry, and, consequently, our financial performance is dependent upon the economic conditions of that industry.

We have derived most of our revenues to date from providing shipping agency services to Chinese and international shipping companies that seek to ship materials to and from China. Our customers’ success is intrinsically linked to economic conditions in the shipping industry in general and trade with China in particular. The shipping industry, in turn, is subject to intense competitive pressures and is affected by overall economic conditions. Although we believe our services can assist shipping companies in a competitive environment, demand for our services could be harmed by instability or downturns in the shipping industry, which may cause customers to forego shipping agency services by attempting to provide such services in-house. There can be no assurance that we will be able to continue our historical revenue growth or sustain our profitability on a quarterly or annual basis or that our results of operations will not be adversely affected by continuing or future downturns in the shipping industry. See “Our Business - Market Background.”

Our revenues are highly dependent on China’s use of iron ore in general and on a few customers involved in that industry in particular.

While we provide shipping agency services to vessels in a variety of industries, iron ore shipments have made up the majority of cargo in vessels that have used our services. Between 2002 and 2005, iron ore has accounted for approximately 82.7% of our shipments by weight and has ranged from slightly less than 4,000,000 metric tons to more than 8,000,000 metric tons shipped per year in the same time period. China is currently the world’s largest importer of iron ore, and global shipping capacity has been unable to keep pace with China’s demand for iron ore, resulting in increases in the cost of iron ore to China of 71.5% in 2005, 19% in 2006, and 9.5% in 2007. China currently imports approximately 43% of the world’s iron ore and relies on three companies for approximately 75% of its iron ore. See “Risk Factors - China’s reaction to perceived inequities in the iron ore industry may adversely affect our company.”

In addition, we derive a substantial portion of our revenues related to iron ore shipments from two customers, (i) Beijing Shou Rong Forwarding Service Co., Ltd, which is an affiliate of Shou Gang Group (Capital Steel) and (ii) Jardine Shipping Agencies (Hong Kong) Ltd, a member of Jardine Shipping Services. Jardine Shipping Agencies (Hong Kong) Ltd serves as the shipping representative of BHP Billiton Iron Ore Pty Ltd, an Australian company that is one of the largest iron ore providers in the world.

We provide services to Beijing Shou Rong under an exclusive agency agreement that is terminable on three months’ notice and that expires on December 31, 2009. We first began to provide shipping agency services under this agreement in 2001, and we have renewed the contract annually since then. Beijing Shou Rong accounted for approximately 52% and 32.5% of our revenues in 2007 and 2006, respectively, and any termination of the agency services agreement with Beijing Shou Rong would materially harm our operations.

We provide services to Jardine Shipping Agencies under an oral agreement that is freely terminable. We first began to provide shipping agency services to Jardine Shipping Agencies in 2006. We currently provide services to Jardine Shipping Agencies in the port of Tianjin. Jardine Shipping Agencies accounted for approximately 10.7% of our revenues in 2007, and any termination of our agency services to Jardine Shipping Agencies would materially harm our operations. See “Our Business - Customers.”

We may be unable to maintain current shipping agency fees in the future.

We have long enjoyed the benefits of shipping agency fees in China that are higher than the average in the international market. In order to ensure quality service for shipping companies, China’s Ministry of Communications has established standard shipping agency fees that are favorable to shipping agencies. If the Ministry of Communications reduced or abolished the standard fees, our revenues and profits could be materially and adversely affected as shipping agencies began to compete on the basis of price. While it is customary for shipping agents to negotiate below the standard shipping agency fees, the removal of these standards could further lower the fees that shipping agencies are able to charge for services.  In light of China’s moves in furtherance of its open door policy, there can be no assurance that shipping agency fees will maintain their current levels, especially as shipping agencies and China have already begun to offer lower prices than China’s Ministry of Communications  permits. See “Our Business - General.”

We may be required to assume liabilities for our clients in the future.

An increasing number of companies that require shipping agency services have pressured shipping agents to guarantee their principals’ liabilities. Some companies have required shipping agents, as a condition of doing business, to pay directly for tariffs, port charges, and other fees, to be reimbursed at a later date by the companies. Other companies have sought to include agents as parties in voyage charter agreements, leading to potential liability for shipping agents in the event of a breach by another party. We expect that these pressures on shipping agents to accept more liability will increase as competition among shipping agencies intensifies. While we do not currently pay these liabilities and have no present intention to begin doing so in the future, the assumption of any of these or other new liabilities could have a material adverse effect on our operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Account Receivable.”

We are heavily dependent upon the services of experienced personnel who possess skills that are valuable in our industry, and we may have to actively compete for their services.

Our company is much smaller than Penavico and Sinoagent, our two main competitors, and we compete in large part on the basis of the quality of services we are able to provide our clients. As a result, we are heavily dependent upon our ability to attract, retain and motivate skilled personnel to serve our clients. Many of our personnel possess skills that would be valuable to all companies engaged in the shipping agency industry. Consequently, we expect that we will have to actively compete with other Chinese shipping agencies for these employees. Some of our competitors may be able to pay our employees more than we are able to pay to retain them. Our ability to profitably operate is substantially dependent upon our ability to locate, hire, train and retain our personnel. Although we have not experienced difficulty locating, hiring, training or retaining our employees to date, there can be no assurance that we will be able to retain our current personnel, or that we will be able to attract, assimilate other personnel in the future. If we are unable to effectively obtain and maintain skilled personnel, the quality of our shipping agency services could be materially impaired. See “Our Business - Employees.”

We are substantially dependent upon our key personnel, particularly Cao Lei, our Chief Executive Officer.

Our performance is substantially dependent on the performance of our executive officers and key employees. In particular, the services of:

•	Mr. Cao Lei, Chief Executive Officer;

•	Mr. Zhang Mingwei, Chief Financial Officer;

•	Mr. Huang Zhi Kang, Vice President; and

•	Ms. Liu Si Xia, Chief Operating Officer.

would be difficult to replace. We do not have in place “key person” life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could substantially impair our ability to successfully implement our existing supply chain management software and develop new programs and enhancements. See “Our Business - Employees” and “Management.”

We may not pay dividends.

We have not previously paid any cash dividends, and we do not anticipate paying any dividends on our common stock. We cannot assure you that our operations will continue to result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance our Board of Directors will declare dividends even if we are profitable. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. If we determine to pay dividends on any of our common stock in the future, we will be dependent, in large part, on receipt of funds from Trans Pacific and Sino-China. See “Dividend Policy.”

Foreign Operational Risks

China’s reaction to perceived inequities in the iron ore industry may adversely affect our company.

China currently imports approximately 43% of the world’s iron ore and relies on three companies for approximately 75% of its iron ore. On July 18, 2007, China’s key industry association, the China Iron and Steel Association (“CISA”), accused these three mining companies of “working together” to effect a shortage.

Since this accusation, one of these three iron ore companies, BHP Billiton Limited, has offered to acquire another, Rio Tinto Limited. In response to BHP Billiton’s initial offer, the state-owned Chinalco cooperated with U.S. company Alcoa to purchase an approximately 12% interest in Rio Tinto. After this purchase, however, BHP Billiton submitted another offer to purchase Rio Tinto, which was rejected by Rio Tinto’s Board of Directors on February 6, 2008. Although the offer has been rejected, any consolidation of such large iron ore companies could result in renewed claims by the Chinese government that these companies are working together to effect shortages.

In addition to the likely effect of proposed consolidations in the iron ore industry, China has also protested a recent notice from Rio Tinto that iron ore shipments under existing contracts will be cut by 10% due to a hurricane.

If the Chinese government were to take steps to combat perceived inequities in the iron ore industry, our operations could be adversely affected. See “Risk Factors - Our revenues are highly dependent on China’s use of iron ore in general and on a few customers involved in that industry in particular.”

A slowdown in the Chinese economy may slow down our growth and profitability.

The Chinese economy has grown at an approximately 9 percent rate for more than 25 years, making it the fastest growing major economy in recorded history. In 2006, China’s economy grew by 10.7%, the fastest pace in 11 years. China’s trade surplus increased by 74% in 2006, reaching $177.5 billion. China has stated that it will take steps, such as lowering tariffs on certain imports and raising taxes on certain exports, to slow the growth of its trade surplus. Such actions, if taken, could increase imports into China. Retail sales in China increased by 13.7% in 2006, with urban retail sales growing by 14.3% and rural retail sales rising by 12.6%.

We cannot assure you that growth of the Chinese economy will be steady or that any slowdown will not have a negative effect on our business. Several years ago, the Chinese economy experienced deflation, which may recur in the foreseeable future. More recently, the Chinese government announced its intention to use macroeconomic tools and regulations to slow the rate of growth of the Chinese economy, the results of which are difficult to predict. Adverse changes in the Chinese economy will likely impact the financial performance of the retailing, distribution, logistics, manufacturing and shipping industries in China. If such adverse changes were to occur in these industries, commercial shipping could decrease, which could, in turn, reduce the demand for our shipping agency services. See “Our Business - Market Background.”

We do not have business interruption, litigation or natural disaster insurance.

The insurance industry in China is still at an early state of development. In particular PRC insurance companies offer limited business products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business interruption, litigation or natural disaster may result in our business incurring substantial costs and the diversion of resources. See “Our Business - Our Challenges.”

Negative perceptions about the quality of Chinese goods could reduce demand for Chinese exports and our shipping agency services.

Recent news of concerns about imported products from China, including such items as pet food, toys, toothpaste and cell phone batteries, may have harmed public perception of the general quality of goods produced by Chinese manufacturers. Whether or not concerns about the quality of Chinese products are justified, continued perception of problems with Chinese products could cause importers and consumers to seek similar products from other countries and could harm China’s shipping industry. A weakened shipping industry would in turn also harm China’s shipping agency industry and negatively impact our company. See “Our Business - China’s Economic Development.”

Any recurrence of severe acute respiratory syndrome, or SARS, pandemic avian influenza or another widespread public health problem, could adversely affect the Chinese economy as a whole, the shipping industry in general and our ability to profitably provide shipping industry services.

A renewed outbreak of SARS, pandemic avian influenza or another widespread public health problem in China, where we earn most of our revenues, could have a negative effect on our operations. Our operations may be affected by a number of health-related factors, including the following:

•	quarantines or closures of some or our offices or the ports at which we provide services, which would severely disrupt our operations;

•	the sickness or death of our key officers and employees; and

•	a general slowdown in the Chinese economy.

The possible quarantine of our offices or the ports at which we provide services or the sickness or death of our key officers and employees would restrict our ability to provide shipping agency services. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our markets or our ability to operate profitably.

Trans Pacific’s contractual arrangements with Sino-China may result in adverse tax consequences to us.

We could face material and adverse tax consequences if the PRC tax authorities determine that Trans Pacific’s contractual arrangements with Sino-China were not made on an arm’s length basis and adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of adjustments recorded by Sino-China, which could adversely affect us by increasing Sino-China’s tax liability without reducing Trans Pacific’s tax liability, which could further result in late payment fees and other penalties to Sino-China for underpaid taxes. See “Our Corporate Structure - Contractual Arrangements with Sino-China and its Shareholders.”

Trans Pacific’s contractual arrangements with Sino-China may not be as effective in providing control over Sino-China as direct ownership of Sino-China.

We conduct substantially all of our operations, and generate substantially all of our revenues, through contractual arrangements with Sino-China that provide us, through our ownership of Trans Pacific, with effective control over Sino-China. We depend on Sino-China to hold and maintain contracts for shipping agency services with our customers. Sino-China also owns substantially all of our intellectual property, facilities and other assets relating to the operation of our business, and employs the personnel for substantially all of our business. Neither our company nor Trans Pacific has any ownership interest in Sino-China. Although we have been advised by Kang Da, our PRC legal counsel, that each contract under Trans Pacific’s contractual arrangements with Sino-China is valid, binding and enforceable under current PRC laws and regulations, these contractual arrangements may not be as effective in providing us with control over Sino-China as direct ownership of Sino-China. In addition, Sino-China may breach the contractual arrangements. For example, Sino-China may decide not to pay consulting or marketing fees to Trans Pacific, and consequently to our company, in accordance with the existing contractual arrangements. In event of any such breach, we would have to rely on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. See “Our Corporate Structure - Contractual Arrangements with Sino-China and its Shareholders.”

Uncertainties with respect to the PRC legal system could adversely affect us.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with Sino-China and its shareholders.

We conduct our business primarily through Trans Pacific and Sino-China. These entities are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. We and Trans Pacific are considered foreign persons or foreign invested enterprises under PRC law. As a result, we and Trans Pacific are subject to PRC law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

In addition, we depend on Sino-China to honor its agreements with Trans Pacific. Almost all of these agreements are governed by PRC law. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations. See “Our Business - Market Background.”

The shareholders of Sino-China have potential conflicts of interest with us, which may adversely affect our business.

Neither we nor Trans Pacific owns any portion of the equity interests of Sino-China. Instead, we and Trans Pacific rely on contractual obligations to enforce our interest in receiving payments from Sino-China. Conflicts of interest may arise between Sino-China’s shareholders and our company if, for example, their interests in receiving dividends from Sino-China were to conflict with our interest requiring Sino-China to make contractually-obligated payments to Trans Pacific. As a result, we have required Sino-China and each of its shareholders to execute irrevocable powers of attorney to appoint the individual designated by us to be his attorney-in-fact to vote on their behalf on all matters requiring shareholder approval by Sino-China and to require Sino-China’s compliance with the terms of its contractual obligations. We cannot assure you, however, that when conflicts of interest arise, Sino-China’s shareholders will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, Sino-China’s shareholders could violate their agreements with us by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Sino-China’s shareholders, we would have to rely on legal proceedings, which could result in the disruption of our business. In addition, these contractual relationships are governed by PRC law, which may result in uncertainty as to application and enforcement. “Our Corporate Structure.”

We rely on dividends paid by our subsidiary for our cash needs.

Although our company generates limited revenues from operations in the United States, we rely primarily on dividends paid by Trans Pacific for our cash needs, including the funds necessary to pay dividends and other cash distributions, if any, to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities organized in China is subject to limitations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China.

Under the current PRC tax law, dividend payments to foreign investors made by foreign investment entities are exempt from PRC withholding tax. Pursuant to the new PRC enterprise income tax law effective on January 1, 2008, however, dividends payable by a foreign investment entity to its foreign investors are subject to a withholding tax of up to 20%. Although the new tax law contemplates the possibility of exemptions from withholding taxes for China-sourced income of foreign investment entities, the PRC tax authorities have not promulgated any related implementation rules and it remains unclear whether we would be able to obtain exemptions from PRC withholding taxes for dividends distributed to us by Trans Pacific. At present, however, the United States and China are signatories to the 1984 People’s Republic of China-United States Income Tax Agreement, which would allow our company to claim a deemed-paid credit, which is an indirect tax credit, on any taxes paid to China by Trans Pacific. This credit may currently be carried forward for ten years. To the extent we were not eligible to receive or were unable to use the credit, this new enterprise tax law could have an adverse effect on our company. See “Our Corporate Structure - Contractual Arrangements with Sino-China and its Shareholders.”

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive the majority of our revenues in Renminbi. Under our current corporate structure, our income is derived from dividend payments from Trans Pacific and income from our activities in the United States. Shortages in the availability of foreign currency may restrict the ability of Trans Pacific to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends, if any, in foreign currencies to our shareholders. See “Our Business - Regulations on Foreign Exchange.”

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the Renminbi against the U.S. dollar. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. We rely largely on payments from Trans Pacific and Sino-China. While we charge our fees in U.S. dollars, Sino-China and Trans Pacific nevertheless operate within China and will rely heavily on Renminbi in their operations. Any significant revaluation of Renminbi may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our common stock in U.S. dollars. For example, an appreciation of Renminbi against the U.S. dollar would make any new Renminbi denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into Renminbi for such purposes. See “Exchange Rate Information.”

Changes in China’s political and economic policies could harm our business.

China’s economy has historically been a planned economy subject to governmental plans and quotas and has, in certain aspects, been transitioning to a more market-oriented economy. Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, we cannot predict the future direction of these economic reforms or the effects these measures may have on our business, financial position or results of operations. In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD. These differences include:

•	economic structure;

•	level of government involvement in the economy;

•	level of development;

•	level of capital reinvestment;

•	control of foreign exchange;

•	methods of allocating resources; and

•	balance of payments position.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries. See “Our Business - Market Background.”

Since 1979, the Chinese government has promulgated many new laws and regulations covering general economic matters. Despite this activity to develop a legal system, China’s system of laws is not yet complete. Even where adequate law exists in China, enforcement of existing laws or contracts based on existing law may be uncertain or sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. The relative inexperience of China’s judiciary, in many cases, creates additional uncertainty as to the outcome of any litigation. In addition, interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes. Our activities in China will also be subject to administration review and approval by various national and local agencies of China’s government. Because of the changes occurring in China’s legal and regulatory structure, we may not be able to secure the requisite governmental approval for our activities. Although we have obtained all required governmental approval to operate our business as currently conducted, to the extent we are unable to obtain or maintain required governmental approvals, the Chinese government may, in its sole discretion, prohibit us from conducting our business. See “Our Business - Market Background.”

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.

Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment in us. See “Our Business - Market Background.”

As most of our officers, directors and assets are outside the United States, it will be extremely difficult to acquire jurisdiction and enforce liabilities against us and our officers, directors and assets based in China.

Most of our directors and officers reside outside the United States. In addition, many of our assets will be located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon our directors or officers and our subsidiaries, or enforce against any of them court judgments obtained in United States courts, including judgments relating to United States federal securities laws. Furthermore, because the majority of our assets are located in China, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court. See “Management - Executive Officers and Directors.”

Our international operations require us to comply with a number of U.S. regulations.

In addition the Chinese laws and regulations with which we must comply, we must also comply with the Foreign Corrupt Practices Act (“FCPA”), which prohibits U.S. companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties and/or restrictions in our ability to conduct business in certain foreign jurisdictions. The U.S. Department of the Treasury’s Office of Foreign Asset Control (“OFAC”) administers and enforces economic and trade sanctions against targeted foreign countries, entities and individuals based on U.S. foreign policy and national security goals. As a result, we are restricted from entering into transactions with certain targeted foreign countries, entities, and individuals except as permitted by OFAC, which may reduce our future growth. See “Our Business - Market Background.”

Risks Associated with this Offering

There may not be an active, liquid trading market for our common stock.

Prior to this offering, there has been no public market for our common stock. An active trading market for our common stock may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our stock is not active. The initial public offering price was determined by negotiations between us and the underwriter based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Investors risk loss of use of funds subscribed, with no right of return, during the offering period.

We cannot assure you that all or any shares will be sold. Anderson & Strudwick, Incorporated, our underwriter, is offering our shares on a “best efforts, minimum-maximum basis.” We have no firm commitment from anyone, including our affiliates, to purchase all or any of the shares offered. If subscriptions for a minimum of 870,968 shares are not received on or before June 1, 2008, escrow provisions require that all funds received be promptly refunded. If refunded, investors will receive no interest on their funds. During the offering period, investors will not have any use or right to return of the funds. Our executive officers and directors may, but have made no commitment, nor indicated they intend to, purchase shares in the offering. We have not placed a limit on the number of shares such executive officers or directors may purchase in this offering. Any purchases by such individuals will be made for investment purposes only and not for resale, but may be made in order to reach the minimum offering amount.

The market price for our common stock may be volatile, which could result in substantial losses to investors.

The market price for our common stock is likely to be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in the Chinese shipping industry or shipping agency industry;

•	changes in the Chinese economy;

•	changes in political relationships, both within China and between China and other countries;

•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	fluctuation of the Renminbi against the U.S. Dollar and other currencies; or

•	potential litigation.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our shares in negative market fluctuation, they may not receive a price per share that is based solely upon our business performance. We cannot guarantee that shareholders will not lose some of their entire investment in our common stock.

If our financial condition deteriorates, we could be delisted by the NASDAQ Capital Market and our shareholders could find it difficult to sell our shares.

Upon completion of this offering, we expect our common stock to trade on the NASDAQ Capital Market. In order to qualify for listing on the NASDAQ Capital Market upon the completion of this offering, we must meet the following criteria:

• (i) We must have been in operation for at least two years, must have shareholder equity of at least $5,000,000 and must have a market value for our publicly held securities of at least $15,000,000; OR (ii) we must have shareholder equity of at least $4,000,000, must have a market value for our publicly held securities of at least $15,000,000 and must have a market value of our listed securities of at least $50,000,000; OR (iii) we must have net income from continuing operations in our last fiscal year (or two of the last three fiscal years) of at least $750,000, must have shareholder equity of at least $4,000,000 and must have a market value for our publicly held securities of at least $5,000,000; and

•	The market value of our shares held by non-affiliates must be at least $1,000,000;

•	The market value of our shares must be at least $5,000,000;

•	The minimum bid price for our shares must be at least $4.00 per share;

•	We must have at least 300 round-lot shareholders;

•	We must have at least 3 market makers; and

•
We must have adopted NASDAQ-mandated corporate governance measures, including a Board of Directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

The NASDAQ Capital Market also requires companies to fulfill specific requirements in order for their shares to continue to be listed. In order to qualify for continued listing on the NASDAQ Capital Market, we must meet the following criteria:

•
(i) Our shareholders’ equity must be at least $2,500,000; OR (ii) the market value of our listed securities must be at least $35,000,000; OR (iii) our net income from continuing operations in our last fiscal year (or two of the last three fiscal years) must have been at least $500,000;

•	The market value of our shares held by non-affiliates must be at least $500,000;

•	The market value of our shares must be at least $1,000,000;

•	The minimum bid price for our shares must be at least $1.00 per share;

•	We must have at least 300 shareholders;

•	We must have at least 2 market makers; and

•
We must have adopted NASDAQ-mandated corporate governance measures, including a Board of Directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

Although we believe that our common stock will trade on the NASDAQ Capital Market, investors should be aware that they will be required to commit their investment funds prior to the approval or disapproval of our listing application by the NASDAQ Capital Market. If our shares are not so listed or are delisted from the NASDAQ Capital Market at some later date, our shareholders could find it difficult to sell our shares.

In addition, we have relied on an exemption to the blue sky registration requirements afforded to “covered securities”. Securities listed on the NASDAQ Capital Market are “covered securities.” If we were to be unable to meet the listing standards, then we would need to register the offering in each state in which we plan to sell shares, and there is no guarantee that we would be able to register in all or any of the states in which we plan to offer the shares.

In addition, if our common stock is delisted from the NASDAQ Capital Market at some later date, we may apply to have our common stock quoted on the Bulletin Board maintained by NASDAQ or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the NASDAQ Capital Market. In addition, if our common stock is not so listed or is delisted at some later date, our common stock may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. If our common stock is not so listed or is delisted from the NASDAQ Capital Market at some later date or were to become subject to the penny stock regulations, it is likely that the price of our shares would decline and that our shareholders would find it difficult to sell their shares.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the Securities and Exchange Commission (“SEC”) and NASDAQ, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements.

Our classified board structure may prevent a change in our control.

Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2008, 2009 and 2010. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the shareholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our shareholders. See “Management - Board of Directors and Board Committees.”

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. An aggregate of 1,800,000 shares will be outstanding before the consummation of this offering and 2,929,032 shares will be outstanding immediately after this offering, if the maximum offering is raised, not including any shares underlying the underwriter warrants. All of the shares sold by our company in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as defined in Rule 144 of the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. In addition, we have agreed to register the resale of a total of 217,960 shares of our common stock held by certain selling shareholders in connection with the offering. Upon registration, such shares will be freely transferable and will not be subject to any form of lock-up. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The initial public offering price of our shares is expected to be substantially higher than the pro forma net tangible book value per share of our common stock. Therefore, assuming the completion of the maximum offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $ 4.883 or approximately 63.01% in the pro forma net tangible book value per share from the price per share that you pay for the common stock. Assuming the completion of the minimum offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $ 5.295 or approximately 68.32% in the pro forma net tangible book value per share from the price per share that you pay for the shares. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

Our directors and officers will control a majority of our capital stock, decreasing your influence on shareholder decisions.

Assuming the sale of the maximum offering, our officers and directors will, in the aggregate, beneficially own approximately 49.1% of our outstanding shares. Assuming the sale of the minimum offering, our officers and directors will, in the aggregate, beneficially own approximately 53.8% of our outstanding common stock. As a result, our officers and directors will possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. These shareholders, acting individually or as a group, could exert control and substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our common stock. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering. See “Principal Shareholders.”

We will have an ongoing relationship with our underwriter that may impact our ability to obtain additional capital.

In connection with this offering, we will sell our underwriter warrants to purchase up to 129,032 shares (assuming the maximum offering) for a nominal amount. These warrants are exercisable for a period of five years from the date of issuance at a price of $9.30 per share (120% of the price of the shares in this offering). During the term of the warrants, the holders thereof will be given the opportunity to profit from a rise in the market price of our common stock, with a resulting dilution in the interest of our other shareholders. The term on which we could obtain additional capital during the life of these warrants may be adversely affected because the holders of these warrants might be expected to exercise them when we are able to obtain any needed additional capital in a new offering of securities at a price greater than the exercise price of the warrants. See “Underwriting.”

We will have an ongoing relationship with our underwriter that may impact our shareholders’ ability to impact decisions related to our operations.

In connection with this offering, we have agreed to allow our underwriter to designate two non-voting observers to our Board of Directors until the earlier of the date that:

•	the investors that purchase shares in this offering beneficially own less than 10% of our outstanding shares; or

•	the trading price per share is at least $31.00 per share for any consecutive 15 trading day period.

Although our underwriter’s observers will not be able to vote, they may nevertheless significantly influence the outcome of matters submitted to the Board of Directors for approval. We have agreed to reimburse the observers for their expenses for attending our Board meetings, subject to a maximum reimbursement of $6,000 per meeting and $12,000 annually per observer. As of the date of this prospectus, Mr. L. McCarthy Downs, III and Mr. Zhu Ming are serving as our underwriter’s observers to our Board of Directors. See “Management - Board of Directors Observers.”

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•	projections of revenue, earnings, capital structure and other financial items;

•	statements of our plans and objectives;

•	statements regarding the capabilities and capacities of our business operations;

•	statements of expected future economic performance; and

•	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss many of these risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

OUR CORPORATE STRUCTURE

Corporate History

Sino-China was founded in 2001 under the name “Sino-Global Shipping Consulting Ltd.” and subsequently changed its name to “Sino-Global Shipping Agency, Ltd.” As organized prior to this offering, Sino-China had five divisions, which corresponded to the five ports in which Sino-China has branch offices: Ningbo, Qingdao, Tianjin, Qinhuangdao and Fangchenggang. Sino-China currently holds four local licenses in China to serve as a local shipping agent in Ningbo, Qingdao, Tianjin, and Fangchenggang. Sino-China has applied for a local shipping agent license in Qinhuangdao and expects to receive this license in the next few months. Sino-China provides general shipping agency services in 76 ports in China.

Our company was incorporated in New York on February 2, 2001 to enable Sino-China to develop the American and Canadian markets for Sino-China and to provide better and more convenient services to American and Canadian customers. In anticipation of this offering, we have re-organized our company.

On September 14, 2007, we formed a stock corporation in the Commonwealth of Virginia and, on September 18, 2007, we merged with and into our Virginia corporation, Sino-Global Shipping America, Ltd. On November 13, 2007, we organized Trans Pacific as a wholly foreign-owned enterprise in Beijing. Trans Pacific is our wholly-owned subsidiary and operates Sino-China by contract.

Each of Mr. Cao Lei, our Chief Executive Officer, and Mr. Zhang Mingwei, our Chief Financial Officer, is a shareholder in our company and in Sino-China; however, the companies do not have a parent-subsidiary relationship and ownership between the companies is not identical. Furthermore, Trans Pacific and Sino-China do not have a parent-subsidiary relationship. Nevertheless, by virtue of Mr. Cao’s ownership of more than 70% of both companies, we and Sino-China are considered under common control. On November 14, 2007, a variety of agreements were executed with 25 year renewable terms and govern the relationships among Trans Pacific, Sino-China and our company.

PRC law currently limits foreign ownership of companies that provide shipping agency services. To comply with these foreign ownership restrictions, we operate our business in China through Sino-China, a PRC limited liability company wholly owned by Cao Lei, our Chief Executive Officer, and Zhang Mingwei, our Chief Financial Officer, both of whom are PRC citizens. Sino-China holds the licenses and approvals necessary to operate our shipping agency business in China. We have contractual arrangements with Sino-China and its shareholders pursuant to which we provide management and technical consulting services to Sino-China through Trans Pacific, our wholly-owned subsidiary in China. Through these contractual arrangements, which enable us to control Sino-China, we are considered the primary beneficiary of Sino-China. Accordingly, we consolidate Sino-China’s results, assets and liabilities in our consolidated financial statements. Because of Mr. Cao’s common control of Sino-China and our company, we have consolidated these results from the inception of Sino-China. For a description of these contractual arrangements, see “Our Corporate Structure - Contractual Arrangements with Sino-China and its Shareholders.”

In the opinion of Kang Da, our PRC legal counsel, (i) the ownership structures of Trans Pacific and Sino-China comply with, and immediately after this offering, will comply with, current PRC laws and regulations; (ii) our contractual arrangements with Sino-China and its shareholders are valid and binding on all parties to these arrangements, and do not violate current PRC laws or regulations; and (iii) the business operations of Trans Pacific and Sino-China comply with current PRC laws and regulations.

Corporate Ownership Structure

The following diagram illustrates our current corporate structure and the plan of formation and affiliation of our subsidiary and Sino-China as of the date of this prospectus.

Sino-Global Shipping America, Ltd.

We were incorporated in New York in 2001 in order to expand Sino-China’s operations from China to the United States. At the time of our incorporation, we were authorized to issue 200 shares of common stock. Ownership in our New York corporation was as follows:

Mr. Cao Lei	-	178 shares of common stock

Mr. Chi Tai Shen	-	8 shares of common stock

Mr. Zhu Ming	-	8 shares of common stock

Mr. Zhang Mingwei	-	6 shares of common stock

On September 14, 2007, we formed Sino-Global Shipping America, Ltd., a Virginia corporation. Our Virginia corporation is authorized to issue 10,000,000 shares of common stock, without par value per share, and 1,000,000 shares of preferred stock, without par value per share. On September 18, 2007, we completed the merger of our New York corporation with and into our Virginia corporation. While we are now a Virginia corporation, we are authorized to do business in New York. In the merger, we exchanged each share of common stock in our New York corporation for 9,000 shares of common stock in our Virginia corporation. To date, 1,800,000 shares of common stock and no shares of preferred stock have been issued. Our company may be obligated to purchase certain of these issued and outstanding shares of common stock on the terms and under the conditions described in greater detail in the section titled “Related Party Transactions - Loan to Mr. Cao.”

On December 31, 2007, Mr. Cao Lei sold, in the aggregate, 217,960 shares of his common stock in our company to two investors. See “Selling Shareholders.” As a result of the merger and Mr. Cao’s sale of shares of our common stock, ownership in our Virginia corporation is now as follows:

Mr. Cao Lei	-	1,384,040 shares of common stock

Mr. Chi Tai Shen	-	72,000 shares of common stock

Mr. Zhu Ming	-	72,000 shares of common stock

Mr. Zhang Mingwei	-	54,000 shares of common stock

Mr. Mark A. Harris and
Mrs. Roslyn O. Harris	-	108,980 shares of common stock

Mr. Richard E. Watkins and
Mrs. Sharon J. Watkins	-	108,980 shares of common stock

Trans Pacific Shipping Limited.

We formed Trans Pacific on November 13, 2007. Trans Pacific is a wholly foreign-owned entity that is a subsidiary of our a Virginia company. Trans Pacific has entered into agreements with Sino-China, by which Trans Pacific provides marketing and management consulting and technological consulting services to Sino-China in return for payments from Sino-China. See “—Contractual Arrangements with Sino-China and its Shareholders.”

Sino-Global Shipping Agency Ltd.

We provide our shipping agency services through Sino-China, a limited company established in the PRC. Mr. Cao Lei and Mr. Zhang Mingwei, both of whom are PRC citizens, own 96.74% and 3.26% of Sino-China, respectively. Mr. Cao is our Chief Executive Officer and Mr. Zhang is our Chief Financial Officer. Sino-China operates our shipping agency operations and holds the licenses and approvals necessary to conduct our business in China.

Contractual Arrangements with Sino-China and its Shareholders

By virtue of our Chief Executive Officer’s ownership of more than 70% of our company and Sino-China, we are considered to be under common control. In addition, our relationships with Sino-China and its shareholders are governed by a series of contractual arrangements. Under PRC laws, each of Sino-China and Trans Pacific is an independent legal person and neither of them is exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between Sino-China and Trans Pacific, Sino-China does not transfer any other funds generated from its operations to Trans Pacific. The contracts discussed below are all effective as of November 14, 2007 by and among the listed parties. The term of each agreement is 25 years, and our company (or Trans Pacific to the extent we are not a party to the agreement in question) is able to renew each agreement unilaterally for one or more additional terms, provided such renewal is permitted under applicable law at the time.

Exclusive Management Consulting and Technical Consulting Service Agreement.

Under the exclusive management consulting and technical consulting service agreement between Trans Pacific and Sino-China, Sino-China appoints Trans Pacific to be the exclusive provider of technology and management services to Sino-China to assist Sino-China with its operations. In addition to providing management, analysis and technology services, Trans Pacific also provides training for Sino-China’s personnel. In return for these services, Sino-China will pay a service fee to Trans Pacific of 5% of Sino-China’s annual net profits.

Exclusive Marketing Agreement.

Under the exclusive marketing agreement between Sino-China and Trans Pacific, Sino-China appoints Trans Pacific to be the exclusive provider of marketing services to Sino-China to assist Sino-China with its operations. Trans Pacific agrees to provide world-wide customer resources for Sino-China, financial support if Sino-China needs assistance in obtaining operating funds, marketing and communication with Sino-China’s current and potential customers and assistance to Sino-China in locating and participating in relevant industry groups. In return for these services, Sino-China will pay a service fee to Trans Pacific of 85% of Sino-China’s annual net profits.

Equity Interest Pledge Agreement.

Under the equity interest pledge agreement between Trans Pacific and each of Mr. Cao and Mr. Zhang, Mr. Cao and Mr. Zhang have each pledged all of their equity interest in Sino-China to Trans Pacific to guarantee that Trans Pacific collects technical consulting and service fees from Sino-China. In the event Sino-China, Mr. Cao or Mr. Zhang defaults under the equity interest pledge agreement, Trans Pacific is entitled to contractual remedies, including foreclosing on the pledged equity interests. Mr. Cao and Mr. Zhang have agreed not to transfer or assign the equity interest without prior written approval from Trans Pacific.

Exclusive Equity Interest Purchase Agreement.

The exclusive equity interest purchase agreement among our company, Sino-China, Mr. Cao and Mr. Zhang permits our company to purchase Mr. Cao’s and Mr. Zhang’s equity interests in Sino-China, to the extent allowed under PRC laws. The agreement also prohibits Mr. Cao and Mr. Zhang from transferring any portion of their equity interests to anyone other than us. We have the exclusive authority to exercise the right to purchase these shares, subject to compliance with PRC laws.

Proxy Agreement

Pursuant to the proxy agreement among our company, Sino-China, Mr. Cao and Mr. Zhang, Mr. Cao and Mr. Zhang have agreed to entrust their rights to exercise their voting power to the person(s) appointed by our company.

USE OF PROCEEDS

After deducting the estimated underwriting discount and offering expenses payable by us, we expect to receive net proceeds of approximately $5,593,300 from this offering if the minimum offering is sold and $7,433,300 if the maximum offering is sold.

We intend to use the net proceeds of this offering as follows, and we have ordered the specific uses of proceeds in order of priority. We do not expect that our priorities for fund allocation would change if the amount we raise in this offering exceeds the size of the minimum offering but is less than the maximum offering. To the extent we raise an amount between the maximum offering and the minimum offering, we expect to utilize our offering proceeds in order of such priority.

	Maximum Offering		Minimum Offering
Description of Use	Dollar Amount	Percentage of Net Proceeds	Dollar Amount	Percentage of Net Proceeds
Organization of our company and creation of contractual arrangements among our company, Sino-China and Trans Pacific	$100,000	1.35%	$100,000	1.79%
Business expansion in 15 to 35 main ports in China	5,318,305	71.55	3,754,305	67.12
Sarbanes-Oxley compliance	500,000	6.73	500,000	8.94
Marketing of company across China, United States and internationally	222,999	3.00	167,799	3.00
Develop information exchange system	400,000	5.38	400,000	7.15
Train staff	148,666	2.00	111,866	2.00
Fixed asset purchase	371,665	5.00	279,665	5.00
Miscellaneous expenses	371,665	5.00	279,665	5.00

Total	$7,433,300	100.00%	$5,593,300	100.00%

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant. Payments of dividends by Trans Pacific to our company are subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and all of our revenues are denominated in RMB. However, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the then current exchange rates, for the convenience of the readers. The conversion of RMB into U.S. dollars in this prospectus is based on the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB7.6155 to $1.00, the noon buying rate in effect as of June 30, 2007. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. Our company does not currently engage in currency hedging transactions.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate (RMB per US Dollar)
Period	Period-End	Average(1)	Low	High
2002	8.2800	8.2770	8.2800	8.2669
2003	8.2767	8.2772	8.2800	8.2765
2004	8.2765	8.2768	8.2771	8.2765
2005	8.0702	8.1940	8.0702	8.2765
2006	7.8041	7.9723	7.8041	8.0702
2007	7.2946	7.5806	7.2946	7.8127
2008(2)	6.9920	7.1338	6.9910	7.2946

(1)	Annual averages are calculated using the average of month-end rates of the relevant year, with the exception of 2008 averages, which are calculated using daily noon buying rates.

(2)	2008 figures are through April 16, 2008.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share after the offering. Dilution results from the fact that the per share offering price is substantially in excess of the book value per share attributable to the existing shareholders for our presently outstanding shares. Our net tangible book value attributable to common shareholders at December 31, 2007 was $963,742 or $0.535 per share. Net tangible book value per share as of December 31, 2007 represents the amount of total tangible assets less goodwill, acquired intangible assets, net, total liabilities, non-controlling interest and mandatorily redeemable stock, divided by the number of shares outstanding.

If the minimum offering is sold, we will have 2,670,968 shares outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after December 31, 2007, will be approximately $6,557,042 or $2.455 per share. This would result in dilution to investors in this offering of approximately $5.295 per share or approximately 68.32% from the offering price of $7.75 per share. Net tangible book value per share would increase to the benefit of present shareholders by $1.920 per share attributable to the purchase of the shares by investors in this offering.

If the maximum offering is sold, we will have 2,929,032 shares outstanding upon completion of the offering, not including any shares underlying the underwriter warrants. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after December 31, 2007, will be approximately $8,397,042 or $2.867 per share. This would result in dilution to investors in this offering of approximately $4.883 per share or approximately 63.01% from the offering price of $7.75 per share. Net tangible book value per share would increase to the benefit of present shareholders by $2.331 per share attributable to the purchase of the shares by investors in this offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing shares based on the foregoing minimum and maximum offering assumptions.

	Minimum Offering(1)	Maximum Offering(2)
Per share offering price	$7.75	$7.75
Net tangible book value per share before the offering (unaudited)	$0.535	$0.535
Increase per share attributable to payments by new investors	$1.920	$2.331
Pro forma net tangible book value per share after the offering	$2.455	$2.867
Dilution per share to new investors	$5.295	$4.883

(1)	Assumes gross proceeds from offering of 870,968 shares.

(2)	Assumes gross proceeds from offering of 1,129,032 shares.

Comparative Data

The following charts illustrate our pro forma proportionate ownership. Upon completion of the offering under alternative minimum and maximum offering assumptions, of present shareholders and of investors in this offering, compared to the relative amounts paid and comparative to our capital by present shareholders as of the date the consideration was received and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering. The below charts do not include any shares underlying the underwriter warrants to be issued in connection with this offering.

	Shares Purchased		Total Consideration		Average Price
Minimum Offering	Amount	Percent	Amount	Percent	Per Share
Existing shareholders	1,800,000	67.39%	$963,472	12.49%	$0.535
New investors	870,968	32.61%	$6,750,000	87.51%	$7.75
Total	2,670,968	100.00%	$7,713,472	100.000%	$2.888

	Shares Purchased		Total Consideration		Average Price
Maximum Offering	Amount	Percent	Amount	Percent	Per Share
Existing shareholders	1,800,000	61.45%	$963,472	9.92%	$0.535
New investors	1,129,032	38.55%	$8,750,000	90.08%	$7.75
Total	2,929,032	100.00%	$9,713,472	100.000%	$3.316

SELECTED HISTORICAL AND UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL AND OPERATING DATA

You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus. The selected statements of operations data are for the fiscal years ended June 30, 2006 and 2007. The selected balance sheet data set forth below, are as of June 30, 2006 and 2007. This selected financial data is derived from our consolidated financial statements and should be read in conjunction with the consolidated financial statements and notes thereto which are included elsewhere in this prospectus.

	For the year ended June 30,		For the six months ended December 31, (Unaudited)
	2007	2006	2007
Total Sales	$10,090,879	$8,924,786	$8,144,189
Income from Operations	1,260,918	616,111	606,743
Net income from continuing operations before non-controlling interest in income(1)	1,144,752	556,481	618,576
Non-controlling Interest in Income(1)	(104,237)	(26,643)	(60,037)
Net Income	1,040,516	529,838	558,539
Basic Earnings per Share	0.58	0.29	0.31
Diluted Earnings per Share	0.58	0.29	0.31

	June 30,		December 31, (Unaudited)
	2007	2006	2007
Total Assets	$3,752,561	$1,805,673	$4,378,809
Total Current Liabilities	1,788,748	1,257,348	1,851,384
Long-term Liabilities	-	-	-
Non-controlling Interest	308,610	(66,362)	313,683
Mandatorily Redeemable Stock	-	-	1,250,000
Net Assets	1,655,203	614,687	963,742
Capital Stock	1,880	1,880	1,625(2)

(1) Sino-China is considered a VIE, and we are the primary beneficiary. On November 14, 2007, our company entered into agreements with Sino-China, pursuant to which we receive 90% of Sino-China’s net income. We do not receive any payment from Sino-China unless Sino-China recognizes net income during its fiscal year. These agreements do not entitle us to any consideration if Sino-China incurs a net loss during its fiscal year. In accordance with these agreements, Sino-China pays consulting and marketing fees equal to 85% and 5%, respectively, of its net income to our new wholly owned foreign subsidiary, Trans Pacific, and Trans Pacific supplies the technology and personnel needed to service Sino-China. Sino-China was designed to operate in China for the benefit of our Company.

The accounts of Sino-China are consolidated in the accompanying financial statements pursuant to Financial Accounting Standards Board Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51”. As a VIE, Sino-China’s sales are included in our company’s total sales, its income from operations is consolidated with our company’s, and our net income from continuing operations before non-controlling interest in income includes all of Sino-China’s net income. Our non-controlling interest in its income is then subtracted in calculating the net income attributable to our company. Because of the contractual arrangements, we had a pecuniary interest in Sino-China that requires consolidation of our company’s and Sino-China’s financial statements.

Mr. Cao Lei owns more than 70% of both Sino-China and our company (before completion of the offering) and was able to cause our company and Sino-China to enter into the 2007 agreements at any point in time. Accordingly, our company has consolidated Sino-China’s income because the entities are under common control in accordance with SFAS 141, “Business Combinations”. For this reason, we have included 90% of Sino-China’s net income in our net income as discussed above as though the 2007 agreements were in effect from the inception of Sino-China, and only the 10% of Sino-China’s net income not paid to our company represents the non-controlling interest in Sino-China’s income.

(2) The total number of shares of common stock issued and outstanding at December 31, 2007 is 1,800,000 shares. On December 31, 2007, our company became obligated to purchase certain shares under the circumstances described in greater detail below. For that reason, we have classified 217,960 shares at redemption value outside of permanent equity as “Mandatorily redeemable stock. See “Related Party Transactions - Loan to Mr. Cao.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited historical consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a shipping agency service provider for foreign ships coming to Chinese ports. Our company, previously known as Sino-Global-Shipping (America) Ltd., was incorporated in New York in February 2001. On September 18, 2007, we amended the Article of Incorporation and Bylaws to merge into a new corporation with the current name of Sino-Global Shipping America, Ltd., in Virginia.

Our principal geographic market is in the PRC. As PRC laws and regulations prohibit or restrict foreign ownership of shipping agency service businesses, we operate our business in the PRC through Sino-China, a PRC limited liability company wholly owned by our founder and Chief Executive Officer, Cao Lei, and Chief Financial Officer, Zhang Mingwei, both of whom are PRC citizens. Sino-China holds the licenses and permits necessary to provide shipping services in the PRC. Headquartered in Beijing with five branches in Ningbo, Qingdao, Tianjin, Qinhuangdao and Fangchenggang, Sino-China provides general shipping agency services in 76 ports in China and serves as a local shipping agent in each of these five port cities.  For the ports where it does not have a local license, Sino-China appoints a local agent for its local shipping agency service businesses.

On November 13, 2007, we formed our wholly foreign-owned enterprise, Trans Pacific, in Beijing. Trans Pacific and Sino-China do not have a parent-subsidiary relationship. Instead, each of Trans Pacific and us has contractual arrangements with Sino-China and its shareholders that enable us to substantially control Sino-China. See “Our Corporate Structure - Contractual Arrangements with Sino-China and its Shareholders.”

We have grown significantly in the last two years. Our total revenues increased from approximately $8.92 million in 2006 to approximately $10.09 million in 2007 and to approximately $8.14 million for the six months ended December 31, 2007. In 2006, 2007 and the six months ended December 31, 2007, we recorded consolidated net income from continuing operations before non-controlling interest in income of $0.56 million, $1.14 million and $0.62 million, respectively.

Revenues

For the year ended June 30, 2007 and for the six months ended December 31, 2007, our total revenues amounted to approximately $10.09 million and $8.14 million, respectively. Our total revenues are net of PRC business taxes and related surcharges. Sino-China’s revenues are subject to a 5% business tax as well as an additional 0.5% surcharge after deducting the costs of services. We deduct these amounts from our gross revenues to arrive at our total revenues.

We charge the shipping agency fees in two ways: (1) the fixed fees are predetermined with a customer, and (2) the cost-plus fees are calculated based on the actual costs incurred plus a mark up. We generally require payments in advance from customers and bill them the balances within 30 days after the transactions are completed.

The most significant factors that directly or indirectly affect our shipping agency service revenues are:

•	the number of ships we provide port loading/discharging services;

•	the size and types of ships we serve;

•	the rate of service fees we charge;

•	the number of ports at we provide services; and

•	the number of customers we serve.

Historically, our services have primarily been driven by the increase in the number of ships and customers, provided that the rate of service fees is determined by market competition. We believe that an increase in the number of ports served generally leads to an increase in the number of ships and customers. We expect that we will continue to earn a substantial majority of our revenues from our shipping agency services. As a result, we plan to continue to focus most of our resources on expanding our business covering more ports in the PRC.

Operating Costs and Expenses

Our operating costs and expenses consist of cost of services, general and administrative expenses, selling expenses and other expenses. Our total operating costs and expenses have declined as a percentage of our total revenues from 2006 to 2007 due to economies of scale and the revenue growth we have achieved. However, the costs and expenses have increased as a percentage of total revenues from the six months ended December 31, 2007, because of an increase in cost of services, resulting from increased port charges in that period. The following table sets forth the components of our costs and expenses both in absolute amount and as a percentage of total net revenues for the periods indicated. All dollar figures in the following are presented in thousands of dollars.

	For the years ended June 30,				For the six months ended December 31,
	2007		2006		2007		2006
	$000%		$000%		$000%		$000%
					(Unaudited)		(Unaudited)
Revenues	10,091	100.00	8,925	100.00	8,144	100.00	5,045	100.00

Costs and expenses
Costs of services	7,510	74.42	6,391	71.61	6,534	80.23	3,720	73.74
General and administrative expenses	1,165	11.55	1,715	19.22	909	11.16	555	11.00
Selling expense	154	1.52	193	2.16	94	1.15	75	1.49
Other costs	1	0.01	10	0.11	1	0.01	1	0.02
Total costs and expenses	8,830	87.50	8,309	93.10	7,538	92.56	4,351	86.25

Costs of Services. Costs of services represent the expenses incurred in the periods when a ship docks in a harbor to load and unload cargo. We typically pay the costs of services on behalf of our customers. Our costs of services could also increase if the ports were to raise their charges.

General and Administrative Expenses. Our general and administrative expenses primarily consist of salaries and benefits for our staff, both operating and administrative personnel, depreciation expenses, office renting expenses and expenses for legal, accounting and other professional services. We expect to incur additional general and administrative expenses as we expand our operations and become a publicly listed company in the United States.

Selling Expenses. Our selling expenses primarily consist of commissions and traveling expenses for our operating staff to the ports. We expect that our selling expenses will increase in absolute amount and may increase as a percentage of our total net revenues in the near term, due to the increase in the number of ships to be served and competition in service charges.

Taxation

Because we and Sino-China are incorporated in different jurisdictions, we file separate income tax returns. We are subject to income or capital gains tax in the US. Additionally, dividend payments made by our company are subject to withholding tax in the US.

PRC Enterprise Income Tax

PRC enterprise income tax is calculated based on taxable income determined under PRC GAAP. Sino-China is registered as a PRC domestic company and governed by the Enterprise Income Tax Laws of the PRC. Its taxable incomes are subject to an enterprise income tax rate of 33%. The 5th Session of the 10th National People’s Congress amended the Enterprise Income Tax Law of PRC that became effective on January 1, 2008. The newly amended Enterprise Income Tax Law introduces a wide range of changes which include, but are not limited to, the unification of the income tax rate for domestic-invested and foreign-invested enterprises at 25%. This change will reduce our income tax rate from 33% to 25% in 2008. In addition, according to the amended detailed implementation and administrative rules, the new income tax law will broaden the tax reductions in terms of categories and extents for the domestic companies. We expect the new income tax law will bring with it a positive impact on our company’s net profits in 2008 and onwards.

PRC Business Tax

Revenues from services provided by Sino-China are subject to PRC business tax of 5% and additional surcharges of 0.5%. We pay business tax on gross revenues generated from our shipping agency services minus the costs of services, which are paid on behalf of our customers.

Critical Accounting Policies

We prepare consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). These accounting principles require us to make judgments, estimates and assumptions on the reported amounts of assets and liabilities at the end of each fiscal period, and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Revenue comprises the value of charges for the services in the ordinary course of our company’s activities net of disbursements made on behalf of customers. Revenues are recognized from shipping agency services upon completion of services, which generally coincides with the date of departure of the relevant vessel from port. Advance payments and deposits received from customers prior to the provision of services and recognition of the related revenues are presented as current liabilities.

Some contracts are signed with a term that revenues are recognized as a mark up of actual expenses incurred. In a situation where the services are completed but the information on the actual expenses is not available at the end of the fiscal period, we estimate revenues and expenses based on our previous experience of the revenues of the same kind of vessels, port charges on the vessel’s particulars/movement and costs rate of the port. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Accounts Receivable.”

Consolidation of Variable Interest Entities

Sino-China is considered a VIE, and we are the primary beneficiary. On November 14, 2007, our company entered into agreements with Sino-China, pursuant to which we receive 90% of Sino-China’s net income. We do not receive any payment from Sino-China unless Sino-China recognizes net income during its fiscal year. These agreements do not entitle us to any consideration if Sino-China incurs a net loss during its fiscal year. In accordance with these agreements, Sino-China pays consulting and marketing fees equal to 85% and 5%, respectively, of its net income to our new wholly owned foreign subsidiary, Trans Pacific, and Trans Pacific supplies the technology and personnel needed to service Sino-China. Sino-China was designed to operate in China for the benefit of our Company.

The accounts of Sino-China are consolidated in the accompanying financial statements pursuant to Financial Accounting Standards Board Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51”. As a VIE, Sino-China’s sales are included in our company’s total sales, its income from operations is consolidated with our company’s, and our net income from continuing operations before non-controlling interest in income includes all of Sino-China’s net income. Our non-controlling interest in its income is then subtracted in calculating the net income attributable to our company. Because of the contractual arrangements, we had a pecuniary interest in Sino-China that requires consolidation of our company’s and Sino-China’s financial statements.

Mr. Cao Lei owns more than 70% of both Sino-China and our company (before completion of the offering) and was able to cause our company and Sino-China to enter into the 2007 agreements at any point in time. Accordingly, for all periods presented, beginning on July 1, 2005, our company has consolidated Sino-China’s income because the entities are under common control in accordance with SFAS 141, “Business Combinations”. For this reason, we have included 90% of Sino-China’s net income in our net income as discussed above as though the 2007 agreements were in effect from the inception of Sino-China, and only the 10% of Sino-China’s net income not paid to our company represents the non-controlling interest in Sino-China’s income.

Accounts Receivable

Accounts receivable are recognized initially at fair value less allowances for doubtful accounts. We maintain allowances for doubtful accounts for estimated losses resulting from the failure of customers to make required payments in the relevant time period. We review the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectibility of individual balances. In evaluating the collectibility of individual receivable balances, we consider many factors, including the age of the balance, customer’s historical payment history, its current credit-worthiness and current economic trends. The amount of the provision, if any is recognized in the consolidated statement of operations within “General and administrative expenses”. We have determined that an allowance was not required at the balance sheet dates.

We have not historically required an allowance for accounts receivable because our company does not have any significant bad expense. When a client requests our shipping agency services, we communicate with port officials and our service partners and rely on our prior experience for similar vessels with similar needs in the same ports to obtain an estimate for the cost of services. We then calculate our shipping agency fees in two ways: (1) the fixed fees are predetermined with a customer, and (2) the cost-plus fees are calculated based on the actual costs incurred plus a mark up.

We generally obtain advance payment of our shipping agency fees prior to undertaking to provide service to our clients. This significantly reduces the amount of accounts receivable when the shipping agency fees are recognized. To the extent our estimates are insufficient, we bill our clients for the balance to be paid within 30 days.

We use advance payments to pay a number of fees on behalf of our clients before their ships arrive in port, including harbor, berthing, mooring/unmooring, tonnage, immigration, quarantine and tug hire fees. We record the amounts we receive as Advances from Customers and the amounts we pay as Advances to Suppliers. We recognize revenues and expenses once the client’s ship leaves the harbor and the client pays any outstanding amounts. In some cases, a delay in receiving bills will require us to estimate the Service Revenues and Cost of Services in accordance with the rate and formulas approved by the Ministry of Communications. When this happens, we record the difference between Service Revenues (as so recognized) and Advances from Customers as Accounts Receivable and the difference between Cost of Services and Advances to Suppliers as Accounts Payable. To the extent we recognize revenues and costs in this way, our Accounts Receivable and Accounts Payable will reflect this estimation until we receive the bills and information we require to adjust revenues and expenses to reflect our actual Service Revenues and Cost of Services. Any adjustment to actual from the estimated Revenues and Cost of Services recorded has been and is expected to be immaterial.

Property and Equipment

We state property and equipment at historical cost less accumulated depreciation and amortization. Historical cost comprises its purchase price and any directly attributable costs of bringing the assets to its working condition and location for its intended use. We provide for depreciation and amortization in amounts sufficient to expense the related cost of depreciable assets for operations over their estimated useful lives. Depreciation and amortization are calculated on a straight-line basis to write off the cost of assets to their residual values over their estimated useful lives as follows:

Buildings	20 years
Motor vehicles	5-10 years
Furniture and office equipment	3-5 years

We calculate gains and losses on disposals by comparing proceeds with carrying amount of the related assets and include these gains and losses in the consolidated statements of operations. We consider the carrying value of a long-lived asset to be impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. If impairment is identified, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or based on independent appraisals. We have determined that there were no impairments at June 30, 2007 and 2006.

Translation of Foreign Currency

Components included in the consolidated financial statements of Sino-China and each of its branches are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). Our functional currency is US dollars while Sino-China uses the Renminbi as its reporting currency. The consolidated financial statements are presented in US dollars. Foreign currency transactions are translated into the functional currency using the fixed exchange rates. Generally foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the consolidated statements of operations. We translate foreign currency financial statements of Sino-China in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 52, “Foreign Currency Translation”. Assets and liabilities are translated at current exchange rates quoted by the People’s Bank of China on June 30, 2006 and 2007 of RMB7.9956 to $1.00 and RMB7.6155 to $1.00, respectively and related revenues and expenses are translated at average exchange rates in effect during the periods. Resulting translation adjustments are recorded as comprehensive income (loss) which is a separate component included in Non-controlling interest.

Earnings per share

Earnings per share is calculated in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed by dividing net income attributable to holders of common shares by the weighted average number of common shares outstanding during the period. Diluted earnings per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares. Convertible, redeemable preference shares are included in the computation of diluted earnings per ordinary share on an “if-converted” basis, when the impact is dilutive. Contingent exercise price resets are accounted for in a manner similar to contingently issuable shares. Ordinary share equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive. Earnings per share data has been retroactively adjusted for all periods presented to reflect the recapitalization of our company, as further discussed in Note 11 of the consolidated financial statements.

Increase in number of ships served.

As described below, we have increased the number of ships served. We believe that the following factors have contributed to this increase:

•
We have increased the scope of services we provide and have provided services in lower charge areas such as owner affairs in order to maintain existing clients and attract new clients. As these services may be less extensive than services we provided in the past, we have been able to provide such services to more clients.

•	We have been able to provide services to smaller clients. While these services may result in lower average charge rates, they also increase the raw number of ships we serve.

•	Our main client, Beijing Shou Rong, has consistently increased its shipping of iron ore, and we have been involved in this growth.

•	In addition to growing the number of clients we serve, we have focused on growing the scope of services and number of ships served for each of our existing clients.

Decrease in average charge rate.

Our service charge rate depends largely on the size and types of ships we serve. Specifically, high rates are normally charged for larger ships than for smaller ships. For example, during the six months ended December 31, 2007, we served a new client, Ocean Bulk, with an average charge rate of $32,979, comparing to the average charge rate of $76,048 for our major customer, Beijing Shou Rong, whose ships are much larger.

The charge rate also relates to the types of services we provide. The less extensive the services are, the lower our charge rates will ordinarily be. For example, we provided services to Eagle Shipping, which services related primarily to ship equipment repairing and other owner affair services. As a result, the average charge rate per ship for Eagle Shipping was $15,906 in the six months ended December 31, 2007.

While competitive pressures may in the future affect our average charge rate, we do not believe that such pressures have resulted in the decline in average charge rate to date. Additionally, we believe that the trend is less one of decreasing fees and more one of increasing the number and scope of companies for which we provide shipping agency services. To the extent this growth results in our company serving smaller ships or providing more limited services to clients, the average charge rate will likely decrease.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated. Our business has evolved rapidly since we commenced operations in 2001. Our limited operating history makes it difficult to predict future operating results. We believe that period-to-period comparisons of operating results should not be relied upon as indicative of future performance.

	For the years ended June 30,		For the six months ended December 31,
	2007	2006	2007	2006
	$	$	$	$
			(Unaudited)	(Unaudited)

Revenues	10,090,879	8,924,786	8,144,189	5,044,732

Costs and expenses
Costs of service	(7,509,669)	(6,391,123)	(6,534,171)	(3,719,890)
General and administrative expenses	(1,165,332)	(1,714,617)	(908,511)	(554,668)
Selling expense	(153,797)	(192,825)	(94,242)	(74,728)
Other operating costs	(1,163)	(10,110)	(522)	(759)
	(8,829,961)	(8,308,675)	(7,537,446)	(4,350,045)

Operating Income	1,260,918	616,111	606,743	694,687

Loss on disposal of investment	—	(2,491)	—	—
Other Income (expense), net	22,125	(35,912)	(42,574)	(33,123)
	22,125	(38,403)	(42,574)	(33,123)

Net income before taxes	1,283,043	577,708	649,317	661,564

Income taxes	(138,291)	(21,227)	(30,741)	(63,134)

Net income from continuing operations before non-controlling interest in income	1,144,752	556,481	618,576	598,430
Non-controlling interest in income	(104,237)	(26,643)	(60,037)	(55,400)
Net income	1,040,516	529,838	558,539	543,030

Six Months Ended December 31, 2007 Compared to Six Months Ended December 31, 2006

Revenues. Our total revenues increased by 61.51% from approximately $5.04 million in the six months ended December 31, 2006 to approximately $8.14 million in the same period in 2007. This increase was primarily due to a substantial increase in the number of ships we served. The number of ships that generated revenues for us increased from 78 for the six months ended December 31, 2006, to 123 for the six months ended December 31, 2007, representing an increase of 57.69%. The growth of revenues was slightly greater than the increase in the number of ships served and the average charge rate increased from $64,676 in the six months ended December 31, 2006 to $66,213 in the six months ended December 31, 2007.

Total Operating Costs and Expenses. Our total operating costs and expenses increased by 73.33% from approximately $4.35 million in the six months ended December 31, 2006 to approximately $7.54 million in the six months ended December 31, 2007. This increase was primarily due to increases in our costs of services, and, to a lesser extent, increases in our general and administrative expenses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Accounts Receivable.”

•
Cost of Services. Our cost of revenues increased by 75.54% from approximately $3.72 million in the six months ended December 31, 2006 to approximately $6.53 million in the six months ended December 31, 2007. This increase was primarily due to increases in port charges we paid on behalf of the customers. In addition, the average foreign exchange rate increased by approximately 5.93%, from RMB7.9022 to $1.00 for the six months ended December 31, 2006 to RMB7.4601 to $1.00 for the six months ended December 31, 2007.

•
General and Administrative Expenses. Our general and administrative expenses increased by 65.45% from approximately $0.55 million in the six months ended December 31, 2006 to approximately $0.91 million in the six months ended December 31, 2007. This increase was primarily due to writing down of bad debts of $70,695, increases of depreciation expenses of $38,466, car and travel-related expenses of $52,804 and entertainment expenses of $89,587.

•
Selling Expenses. Our selling expenses increased by 26.11% from $74,728 in the six months ended December 31, 2006 to $94,242 in the six months ended December 31, 2007, due to the increase of commission and travel expenses.

Operating Profit. As a result of the foregoing, we generated an operating profit of approximately $0.61 million in the six months ended December 31, 2007, compared to approximately $0.69 million in the six months ended December 31, 2006. The decrease in operating profits resulted largely from the increase in the costs of services.

Taxation. Our income tax expenses were approximately $0.03 million in the six months ended December 31, 2007, compared to approximately $0.06 million in the six months ended December 31, 2006. The decrease in income tax for the six months ended December 31, 2007 was primarily due to decreased operating profits and permanent difference for income tax purposes. Our company had no deferred tax assets in 2007 and 2006.

Net Income. As a result of the foregoing, we had net income from continuing operations before non-controlling interest in income of approximately $0.62 million in the six months ended December 31, 2007, compared to approximately $0.60 million in the six months ended December 31, 2006. After deduction of non-controlling interest in income, net incomes were approximately $0.02 million and $0.04 million in the six months ended December 31, 2007 and 2006, respectively.

Year Ended June 30, 2007 Compared to Year Ended June 30, 2006

Revenues. Our total revenues increased by 13.07% from approximately $8.92 million in 2006 to approximately $10.09 million in 2007. This increase was primarily due to a substantial increase in the number of ships we served. The number of ships that generated revenues for us increased from 117 for 2006, to 185 for 2007, representing an increase of 58.12%. The growth of revenues was not consistent with the increase of number of ships served because the average charge rate decreased from $76,280 in 2006 to $54,545 in 2007.

Total Operating Costs and Expenses. Our total operating costs and expenses increased by 6.27% from approximately $8.31 million in 2006 to approximately $8.83 million in 2007. This increase was primarily due to increases in our costs of services, and, to a lesser extent, decreases in our general and administrative expenses.

•
Cost of Services. Our cost of revenues increased by 17.53% from approximately $6.39 million in 2006 to approximately $7.51 million in 2007. This increase complied with the 13.07% increase in revenues considering the 4.23% increase of average foreign exchange rate of RMB8.1361 to $1.00 for the twelve months ended June 30, 2006 to that of RMB7.8056 to $1.00 for the twelve months ended June 30, 2007.

•
General and Administrative Expenses. Our general and administrative expenses decreased by 32.03% from approximately $1.71 million in 2006 to approximately $1.17 million in 2007. This change was primarily due to the write off of loan receivables of approximately $0.51 million in 2006.

•	Selling Expenses. Our selling expenses decreased by 20.24% from approximately $0.19 million in 2006 to approximately $0.15 million in 2007, due to the decrease of commission and travel expenses.

Operating Profit. As a result of the foregoing, we generated an operating profit of approximately $1.26 million in 2007, compared to approximately $0.62 million in 2006. Operating profits increased 104.66% largely due to the increase of revenues and decrease in general and administrative expenses.

Taxation. Our income tax expenses were approximately $0.14 million in 2007, compared to approximately $0.02 million in 2006. The increase in income tax in 2007 was primarily due to increased profits and permanent difference for income tax purposes. Our company had no deferred tax assets in 2006 or 2007.

Net Income. As a result of the foregoing, we had net income from continuing operations before non-controlling interest in income of approximately $1.14 million in 2007, compared to approximately $0.56 million in 2006. After deduction of non-controlling interest in income, net incomes were approximately $0.10 million and $0.29 million in 2007 and 2006, respectively.

Liquidity and Capital Resources

Cash Flows and Working Capital

To date, we have financed our operations primarily through cash flows from operations. As of December 31, 2007, we had approximately $0.98 million in cash and cash equivalents, of which approximately $0.33 million was held by Sino-China. Our cash and cash equivalents primarily consist of cash on hand and cash in banks.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the years ended June 30,		For the six months ended December 31,
	2007	2006	2007	2006
	$	$	$	$
			(Unaudited)	(Unaudited)

Net cash provided by operating activities	868,059	719,087	753,886	884,516
Net cash used in investing activities	(911,520)	(649,955)	(197,980)	(689,197)
Net cash provided by (used in) financing activities	172,719	—	(45,791)	226,928
Net increase in cash and cash equivalents	170,065	70,446	455,151	435,163
Cash and cash equivalents at beginning of period	356,026	285,580	526,091	356,026
Cash and cash equivalents at end of period	526,091	356,026	981,242	791,189

Operating Activities

Our operating activities generated positive cash for the years ended June 30, 2007 and 2006, and for the six months ended December 31, 2007 and 2006. The cash generated from operating activities for the year ended June 30, 2007 was approximately $0.15 million more than the same period ended in the preceding year primarily due to our increase in revenues of approximately $1.2 million for the year ended June 30, 2007 compared to the same period in the preceding year.

Since May 2003, we began to expand our business by setting up additional branches throughout China. As of December 31, 2007, we had six branch offices conducting our shipping agency services in China.

As our sales were increased for the year ended June 30, 2007 compared to June 30, 2006, our gross margin has declined mainly attributable to the mix of services we provided our customers. During the year ended June 30, 2007, we had provided more services to our customers with lower gross margin than the same period in the preceding year. The cash generated from operating activities for the six months ended December 31, 2007 was approximately $0.13 million less than the same period ended in the preceding year.

Both revenues and gross margin increased for the December 31, 2007 six month period; however, we incurred significant operating expenses to operate additional branch offices. Nonetheless, both six month periods ended December 31, 2007 and 2006 had net increases in cash and cash equivalents in excess of $0.43 million.

As we presented in the above table, our cash generated from operating activities was sufficient to meet our investing and financing activities for all periods with no net decrease in cash and cash equivalents. We expect our business will continue to grow and our cash generated from operating activities will be sufficient to fund our investing and financing needs as we establishing more branches each year. We expect to use our operating cash to fund major expenditures such as acquisitions of new property and equipment, payroll, employee benefits, travel, selling and rent.

Net cash provided by operating activities decreased to approximately $0.75 million in the six months ended December 31, 2007 from approximately $0.88 million in the six months ended December 31, 2006. The decrease was mainly attributable to several factors, including (i) a decrease in advances from customers of $0.34 million for the anticipated port charges in the third quarter of 2007 and (ii) an increase in other receivable amounting to approximately $0.37 million, of which $0.27 million was prepaid IPO expenses such as audit fees and legal fees. The decrease in net operating cash flow was partially offset by (i) a decrease in advance to suppliers of $0.41 million so as to match the decrease in advance from customers and (ii) an increase in other current liabilities due to increase in rent deposit of $0.07 million for the additional office for Sino-China, advance payments received from customers for reimbursed port agent charges and other operating expenses.

Net cash generated from operating activities increased to approximately $0.87 million in 2007 from approximately $0.72 million in 2006. The increase was primarily due to several factors, including (i) the net income of approximately $0.10 million in 2007 compared to a net income of approximately $0.29 million in 2006 which was due to higher operating expenses and lower margin from approximately 18% to 16% because of competition; (ii) the non-controlling interest in income contribution of approximately $1.04 million in 2007 compared to that of approximately $0.27 million incurred in 2006 which was due to all new branch offices were operating during the year ended 2007; (iii) the increase in add-back of non-cash expenses, consisting of depreciation expenses of approximately $0.06 million which was due to the additional property equipment purchased for the expansion of the business; and (iv) the increase in accounts payable, accrued expenses and other current liabilities of approximately $0.12 million were due to increase in operating expenses and income taxes because of increase in sales and permanent tax adjustment (mainly entertainment expense) to tax liabilities. The increase in operating cash flow was partially offset by (i) the increase in accounts receivable amounting to approximately $0.60 million which was due to increase in sales for the year ended 2007; and (ii) the increase in advances to suppliers of approximately $0.19 million which was due the anticipated sales in the first quarter of 2007.

Investing Activities

Net cash used in investing activities decreased from approximately $0.69 million in the six months ended December 31, 2006 to approximately $0.20 million in the six months ended December 31, 2007, primarily due to the decrease of payments advanced to related parties and less capital expenditures for branch offices. Net cash used in investing activities increased from approximately $0.65 million in 2006 to approximately $0.91 million in 2007 primarily due to our purchase of additional fixed assets.

Financing Activities

Net cash used in financing activities was approximately $0.05 million in the six months ended December 31, 2007. This amount is used to pay back the bank loans associated with the credit provided by HSBC in New York. Sino-China increased its registered capital by approximately $23 million in the six months ended December 31, 2006. Net cash provided by financing activities was approximately $0.17 million for the year ended June 30, 2007, consisting of approximately $0.54 million used to pay back the bank loans associated with the credit provided by HSBC in New York and the increased registered capital of Sino-China.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the proceeds from this offering will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures for at least the next 12 months. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to sell additional equity securities or borrow from banks. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would dilute our shareholders. The incurrence of debt would divert cash from working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that would restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business, operations and prospects may suffer.

Contractual Obligations and Commercial Commitments

We lease certain office premises under non-cancelable leases. In December 2007, we leased additional office premises under two non-cancellable leases which expire through January 13, 2010, for approximately $317,000 per year. Rent expense under operating leases for the years ended June 30, 2007 and 2006, and for the six-month periods ended December 31, 2007 and 2006, were $121,777, $115,857, $70,779 and $61,645, respectively.

Future minimum lease payments under our other non-cancelable operating leases agreements are as follows:

Amount
$
Year ending June 30,

2008	82,000
2009	33,000
2010	6,000
Total	121,000

Capital Expenditures

We made capital expenditures of approximately $0.15 million, $0.34 million and $0.20 million in 2006 and 2007 and the six months ended December 31, 2007, respectively, representing 1.70%, 3.40% and 2.46% of our total revenues, respectively. In the past, our capital expenditures were used to purchase cars and computers for our business. Our capital expenditures may increase in the near term as our business continues to grow and as we expand and improve our financial and accounting systems and infrastructure.

Company Structure

We conduct our operations primarily through our wholly-owned subsidiary, Trans Pacific, and our variable interest entity, Sino-China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by Trans Pacific and management fees paid by Sino-China. If Trans Pacific incurs debt on its own behalf in the future, the instruments governing its debt may restrict its ability to pay dividends to us. In addition, Trans Pacific is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, wholly owned foreign enterprises like Trans Pacific are required to set aside at least 10% of their after-tax profit each year to fund a statutory reserve until the amount of the reserve reaches 50% of such entity’s registered capital. Trans Pacific’s registered capital is $100,000. To the extent Trans Pacific does not generate sufficient after-tax profits to fund this statutory reserve, its ability to pay dividends to us may be limited. Although these statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, these reserve funds are not distributable as cash dividends except in the event of a solvent liquidation of the companies. Other than as described in the previous sentences, China’s State Administration of Foreign Exchange (“SAFE”) has approved the company structure between our company and Trans Pacific, and Trans Pacific is permitted to pay dividends to our company. See “Risk Factor - We may not pay dividends”, “Risk Factor - Changes in China’s political and economic policies could harm our business” and “Dividend Policy”.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash invested in demand deposits and liquid investments with original maturities of three months or less. We have not used any derivative financial instruments to manage our interest risk exposure. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

Foreign Exchange Risk

Our revenues and costs of services are denominated in both Renminbi and U.S. dollars. Recently, there has been significant international pressure on the Chinese government to permit the free floatation of the Renminbi, resulting in an appreciation of the Renminbi against the U.S. dollar increased from RMB7.9956 to $1.00, RMB7.6155 to $1.00 and RMB7.3046 to $1.00 on June 30, 2006, June 30, 2007, and December 31, 2007, respectively. The continuing increase of the exchange rate of the Renminbi against the U.S. Dollar may have severe impact on our inter-company transactions and balances. While we had a foreign currency translation gain of $36,812 and $49,480 for the year ended June 30, 2007 and for the six months ended December 31, 2007, we suffered a foreign currency translation loss of $15,426 for 2006. Our future gain or loss on foreign currency translation depend on the trend of Renminbi revaluation, the proportion of cash and cash equivalents depositing in Sino-China and the volume of inter-company transactions.

Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB 133, Accounting for Derivative Instruments and Hedging Activities.” This statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. The Statement is effective for financial statements for fiscal years and interim periods beginning after November 15, 2008 and is not expected to have an impact on our company’s consolidated financial statements.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”, which is effective for annual periods beginning after December 15, 2008. Early adoption is prohibited, and, accordingly, we have not yet adopted SFAS 160. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. We are currently assessing the impact of SFAS 160; we believe the adoption of this standard will have a material effect on our consolidated shareholders’ equity. Our shareholders’ equity will increase by the amount of the non-controlling interest currently reported outside of equity. However, the adoption of SFAS 160 is not expected to have a material impact on our net income.

In December 2007, the FASB issued SFAS 141 (revised 2007), “Business Combinations”, which is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This Statement establishes principles and requirements for how the acquirer (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. We are currently assessing the impact of SFAS No. 141R; however we do not believe the adoption of this standard will have a material effect on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of our company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which our company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of Statement 157. Our company did not early adopt SFAS No. 159. We are currently assessing the impact of SFAS No. 159; however we do not believe the adoption of this standard will have a material effect on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This standard applies under other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements. SFAS No. 157 will become effective for our company in fiscal 2009. We are currently assessing the impact of SFAS No. 157; however, we do not believe the adoption of this standard will have a material effect on our consolidated financial statements.

OUR BUSINESS

General

We are a provider of shipping agency services in China. We have offices in China in Ningbo, Qingdao, Tianjin, Beijing, Qinhuangdao and Fangchenggang and in the United States in Flushing, New York to coordinate our clients’ shipping needs, including preparing documents, husbanding vessels, working through customs issues, coordinating matters with port authorities, overseeing and settling cargo claims, tracking shipments, recommending trucking, warehousing and complementary services.

We act as a local agent and attend vessels directly in each of the ports in which we have branch offices. In addition to these ports, we have contracting offices at all other commercial ports in China as a professional general/protecting agency. In the ports in which we do not yet have an office, we appoint a local agent to attend the vessels directly. See “Our Business - General”.

We have designed our services to simplify the shipping process for our clients and to keep our clients fully informed about the status of their shipments. To that end, we analyze the information about prospective shipments provided by our clients to determine the most economical and efficient transportation solutions and then leverage our position as a shipping agency to negotiate competitive shipping rates. We also give our clients daily disbursement reports to empower them to monitor and dispute all questionable charges. In addition to allowing clients to monitor disbursements, our Disbursement Department audits all bills provided by ports for unreasonable charges that violate the guidelines issued by China’s Ministry of Communications.

We provide shipping agency services to a variety of vessel sizes and types, including Handysize, Panamax, Capesize, Handysize, Roll-On/Roll-Off RORO, and VLCC class vessels. We have assisted clients with a variety of shipping requirements, including bulk and break-bulk general cargo, vehicle transport and raw materials such as crude oil and oil products and iron, manganese and other metal ores.

Market Background

Since China adopted its open door trade policy in 1978, inviting foreign investment in China, China’s economy has steadily developed, both from new investments in China and from increased international trade. As international trade between China and other countries has expanded, the shipping industry in China has also grown.

The evolution of the shipping agency industry has followed that of the shipping industry in general. Prior to the 1980s, China’s shipping agency industry was dominated by a single state-owned shipping agency, Penavico. In 1985, a second shipping agency, Sinoagent, was permitted to provide shipping agency services in China.

Since 1985, the PRC has taken a number of steps to open China’s shipping agency industry to private companies. In 1990, the PRC adopted the International Ship Agency Management and Stipulation (国榻緇緊代理管理瘼定), which allowed state-owned companies to compete in the shipping agency industry. In 2002, the PRC further relaxed the restrictions on shipping agencies by promulgating the People’s Republic of China International Marine Transportation Rule (中华人民共和国国榻海瀰条例), which permitted Chinese private entities and joint ventures between Chinese and foreign entities to compete in the shipping agency industry. The Chinese and American Marine Transportation Agreement (中美海瀰协定) in 2003 and the New Round Chinese and European Union Marine Transportation Agreement (中国与欧盟海瀰协定) in 2002 allowed shipping transportation enterprises that were wholly owned by American and European Union businesses, respectively, to provide shipping agency service for their parent companies.

We believe that there are approximately 1,400 licensed shipping agencies in China. At present, Penavico and Sinoagent still dominate China’s shipping agency industry, combining to generate approximately 85% of the revenues in the industry. The remaining approved shipping agencies in operation share the remaining 15% of revenues in the industry.

China’s Economic Development

China’s population of approximately 1.3 billion people is expected to grow by roughly 15 million people per year. The country’s gross national product has grown at a rate of approximately 9 percent for more than 25 years, making it the fastest growth rate for a major economy in recorded history. In the same 25-year period, China has moved more than 300 million people out of poverty and quadrupled the average Chinese person’s income. The tremendous potential of this market is noted by the fact that 400 of the world’s largest 500 companies are investing in China.

These development factors have produced a burgeoning consumer goods market, as the spending power and aspirations of consumers rise. In response, industries are consolidating and modern retailers are penetrating second-tier and even some third-tier Chinese cities. The increased availability of and demand for products throughout China has fueled a corresponding growth in the industries that transport goods within China and between China and other countries.

Our Strategy

Our goals are to increase our market share in the PRC shipping agency market and to expand our business to related service areas. We believe we can meet these goals by continuing to focus on the high quality of our personnel, the positive relationships we enjoy with local ports, businesses and agencies and the breadth of services we offer to clients. Key elements of our strategy include the following:

•     Increase our market share. We believe we have advantages over smaller shipping agencies in terms of infrastructure, administration and services we can offer to clients. As a result, we believe we are able to compete on the basis of service with these smaller agencies. In order to continue to increase our market share in China, we will focus on demonstrating to potential clients that typically use the larger shipping agents that we are able to provide a high level of service. Potential customers in the shipping industry are strongly influenced by formal and informal references. We believe that we have the opportunity to expand our market share by providing high levels of customer satisfaction with our current customers so that they continue to use our services and recommend our shipping agency services to other potential customers that wish to ship to China. We have obtained ISO9000 and UKAS certifications from the International Organization for Standardization and the United Kingdom Accreditation Service, respectively, in recognition of the quality of services we provide. Each of these organizations assesses the effectiveness of quality management systems implemented by companies. The International Organization for Standardization consists of a worldwide federation of national standards bodies for approximately 130 countries, and the ISO9000 certification represents an international consensus of these standards bodies, with the aim of creating global standards of product and service quality. UKAS is the sole national body in the United Kingdom recognized by the government to provide accreditation of conformity assessment bodies. UKAS and ISO9000 certifications address the quality of systems only and do not certify the quality of products or services themselves.

•     Establish local branches in additional ports in China. We currently maintain branch offices in five cities in China: Tianjin, Ningbo, Fangchenggang, Qingdao and Qinhuangdao. By having offices in each of these cities, we are able to provide local agency services to our customers who use the commercial ports in these cities. We have found a number of benefits of being able to serve as local agents, including the following advantages:

•     We can avoid appointing local agents, which allows us to control the high level of service provided to our customers;

•     We can develop strong relationships with local authorities, which allows us to stay abreast of developments in local ports and to make sure our customers have as many advantages possible in working through any complications;

•     We can maximize profit for our company by not needing to pay third party shipping agents to serve as local agents for our customers;

•     We avoid losing customers to the companies we appoint as local agents or to other competitors that may be able to provide local agent services; and

•     We may save our customers money by avoiding duplicative layers of administration.

•     React quickly to opportunities to offer new services to our clients. We believe that our company is currently small enough to have close working relationships with our customers. As a result, we believe we encourage our customers to raise any concerns, comments or recommendations for additional services that they would like to see provided with our shipping agency services. We also believe that we are large enough to implement many of these recommendations and strive to offer new services when we feel that the services will benefit our customers.

•     Maintain working relationships with third parties in port cities. We currently enjoy good working relationships with a variety of entities that operate in commercial ports, including port authorities, tugboat companies, pilot stations, stevedore companies, customs agencies, shipping agency associations and local government authorities. By increasing the number of ports at which we have branch offices, we believe we can develop positive working relationships in additional port cities for the benefit of our customers. Because success in shepherding shipments through China’s ports may be affected by personal relationships with local personnel, we believe that strong personal relationships in local ports may enable us to enjoy higher loading and discharging rates and decreased port stay periods than if we did not have positive personal relationships in those ports.

•     Increase profile of United States operations. Our office in New York currently handles our accounting and marketing. We plan to leverage our presence in the United States to increase the services we are able to offer to our customers, including shipments to and from the United States and English-language customer services from native speakers.

Customers

We currently provide shipping agency services to a variety of international vessels. The majority of our customers are international shipping companies that wish to ship goods to and from China. While one customer accounts for the majority of our revenues, we provide services to a variety of shipping companies.

Our largest customer is Beijing Shou Rong Forwarding Service Co., Ltd, an affiliate of Capital Steel, a steel company in China. We provide shipping agency services for all vessels carrying iron ore for Capital Steel. Revenues from this company accounted for approximately 52% of our revenues in 2007 and 32% of our revenues in 2006. See “Risk Factors - Our revenues are highly dependent on China’s use of iron ore in general and on a few customers involved in that industry in particular.”

Since 2006, we have also provided a significant amount of shipping agency services to Jardine Shipping Agencies (Hong Kong) Ltd, a member of Jardine Shipping Services, a shipping services provider with a network throughout the Asia Pacific. Jardine Shipping Agencies (Hong Kong) Ltd serves as the shipping representative of BHP Billiton Iron Ore Pty Ltd, an Australian iron ore provider company that is one of the largest iron ore providers in the world. Revenues from this company accounted for approximately 10.7% of our revenues in 2007.

In addition to these companies, we provide shipping agency services to a variety of shipping companies from Greece, Italy, Hong Kong, Australia, Switzerland, Norway, the United States, Thailand and South Korea. We have provided shipping agencies services for vessels carrying bulk and break-bulk cargoes, raw materials, consumer goods, and vehicles.

Our Strengths

We believe that the following strengths differentiate us from our competitors in China’s shipping agency industry:

•     Presence in all of China’s commercial ports. China currently has 76 commercial ports. We have set up branches in five ports and have contractual agents in the rest. Our company, Penavico and Sinoagent are the only shipping agencies that have agents in all of China’s ports.

•     Strength of personnel and administration. Most of our employees have marine business working experience, and all of our managers/chief operators once served in either Penavico or Sinoagent prior to joining our company. With these professionals and experienced staff, we believe that we can provide competitive services to our customers.

•     Reputation for reliability and responsiveness to customer requests. Our operators are constantly on duty so that we can respond quickly to any customer’s inquiries regardless of any time difference between our customers and us. Our marketing staff also pays regular visits to customers so that we can continually improve our services in response to customer feedback.

•     Reputation for financial responsibility. In order to engage in business in China as a shipping agency, we must demonstrate financial responsibility to customers, our business partners, ports and local governmental agencies. We believe our ability to meet our financial obligations has encouraged customers to choose to do business with us and has resulted in the growth of a strong network of service partners in the 76 ports in which we provide shipping agency services.

•     Strength of information management system. We consistently collect and update port information from local ports so that we can share current and accurate port information with our clients through our network.

•     Quality of services provided to customers. Unlike agencies that provide local agent services in one particular port, we provide our customers with both general agent and local agent services in all of China’s commercial ports. Our general agent services provide our customers with accurate port information, which helps our customers make their way smoothly through loading and discharging cargo. Our local agent services have generally resulted in shorter port stays and faster working rates for our customers’ ships, reducing their overall port charges.

•     Positive relationships with third parties in local ports. In local ports, we maintain positive relationships with stevedore companies, pilot stations, towage companies and other local service providers, which helps our customers enjoy faster loading and discharging rates and a smoother berthing and unberthing process.

•     Strong network of local shipping agents in ports without branch offices. In addition to having branch offices in five major Chinese commercial ports, we also have a strong network of other shipping agents. Using feedback from customers and our knowledge of the Chinese shipping agency industry, we can compare and select the most competitive agents as our local agents.

Our Challenges

The successful execution of our strategies is subject to certain risks and uncertainties, including those relating to:

•     our limited operating history in general and our recent profitability;

•     limited funds with which to build a nationwide port network in China, to recruit and retain quality personnel, to advertise our services and to develop new information technology for use in providing shipping agency services;

•     the growth of the shipping agency industry in China and the entrance of new Chinese and foreign competitors into the market;

•     our ability to respond to competitive pressures; and

•     regulatory environment in China.

Please see “Risk Factors” and other information included in this prospectus for a detailed discussion of these risks and uncertainties.

Competition

Our ability to be successful in our industry depends on our ability to compete effectively with companies that may be more well-capitalized than we are or may provide shipping agency services we do not or cannot provide to our customers. While China’s shipping agency industry has a variety of small shipping agencies, our two primary competitors are Penavico and Sinoagent. Both of these companies are state-owned in part and much larger than we are and derive significantly more revenue from shipping agency services in China.

•     Penavico. Penavico was formed in 1953, as a state-owned shipping agency affiliated with COSCO. Beginning in 1955, Penavico took over China’s shipping agency business from the foreign agents that previously did business in China and, until 1985, Penavico was the only shipping agency operating in China. Penavico now has more than 80 local agencies and 300 business networks across China. Penavico maintains offices in America, Europe, Japan, Korea, Singapore and Hong Kong. Penavico’s shipping agency business, bulk ships and container ships currently account for approximately 64.5% of China’s market.

•     Sinoagent. Sinoagent was formed in 1985 as a specialized subsidiary of Sinotrans Limited Company (“Sinotrans”), a company that provides integrated ocean transportation, land transport, airfreight, warehousing, express services, shipping agency and freight forwarding services. Due to its relationship with Sinotrans, Sinoagent is able to provide a seamless, integrated set of services to its customers.

We believe that Penavico’s and Sinoagent’s primary strengths include the following:

•     the establishment of a complete port network in mainland China;

•     the presence of a large base of clients; and

•     the availability of funding and financial support from state-owned financial institutions.

Regulations on Foreign Exchange

Foreign Currency Exchange. Pursuant to the Foreign Currency Administration Rules promulgated in 1996 and amended in 1997 and various regulations issued by SAFE, and other relevant PRC government authorities, RMB is freely convertible only to the extent of current account items, such as trade related receipts and payments, interests and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, require prior approval from SAFE or its provincial branch for conversion of RMB into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC. Payments for transactions that take place within the PRC must be made in RMB. Unless otherwise approved, PRC companies must repatriate foreign currency payments received from abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by SAFE or its local counterpart. Unless otherwise approved, domestic enterprises must convert all of their foreign currency receipts into RMB.

Dividend Distribution. The principal regulations governing divided distributions by wholly foreign-owned enterprises and Sino-foreign equity joint ventures include:

•     Wholly Foreign-Owned Enterprise Law (1986), as amended;

•     Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended;

•     Sino-Foreign Equity Joint Venture Enterprise Law (1979), as amended; and

•     Sino-Foreign Equity Joint Venture Enterprise Law Implementing Rules (1983), as amended.

Under these regulations, wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside certain amounts of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends.

Regulation of foreign exchange in certain onshore and offshore transactions. Under recent notices issued by SAFE, PRC residents are required to register with and receive approvals from SAFE in connection with offshore investment activities. SAFE has stated that the purpose of these notices is to ensure the proper balance of foreign exchange and the standardization of cross-border flow of funds.

In January 2005, SAFE issued a notice stating that SAFE approval is required for any sale or transfer by PRC residents of a PRC company’s assets or equity interests to foreign entities in exchange for the equity interests or assets of the foreign entities. The notice also states that, when registering with the foreign exchange authorities, a PRC company acquired by an offshore company must clarify whether the offshore company is controlled or owned by PRC residents and whether there is any share or asset link between or among the parties to the acquisition transaction.

In April 2005, SAFE issued another notice further explaining and expanding upon the January notice. The April notice clarified that, where a PRC company is acquired by an offshore company in which PRC residents directly or indirectly hold shares, such PRC residents must (i) register with the local SAFE branch regarding their respective ownership interests in the offshore company, even if the transaction occurred prior to the January notice, and (ii) file amendments to such registration concerning any material events of the offshore company, such as changes in share capital and share transfers. The April notice also expanded the statutory definition of the term “foreign acquisition,” making the notices applicable to any transaction that results in PRC residents directly or indirectly holding shares in the offshore company that has an ownership interest in a PRC company. The April notice also provided that failure to comply with the registration procedures set forth therein may result in the imposition of restrictions on the PRC company’s foreign exchange activities and its ability to distribute profits to its offshore parent company.

On October 21, 2005, SAFE issued a new public notice concerning PRC residents’ investments through offshore investment vehicles. This notice took effect on November 1, 2005 and replaces prior SAFE notices on this topic. According to the November 2005 notice:

•     any PRC resident that created an off-shore holding company structure prior to the effective date of the November notice must submit a registration form to a local SAFE branch to register his or her ownership interest in the offshore company on or before May 31, 2006;

•     any PRC resident that purchases shares in a public offering of a foreign company would also be required to register such shares an notify SAFE of any change of their ownership interest; and

•     following the completion of an off-shore financing, any PRC shareholder may transfer proceeds from the financing into China for use within China.

In accordance with the October 2005 notice, on December 12, 2007, Mr. Cao Lei and Mr. Zhang Mingwei obtained appropriate registration from their local SAFE offices.

Employees

As of December 31, 2007, we had 54 employees, 52 of whom were based in China. Of the total, 12 were in management, two were in technical support, five were in sales and marketing, 16 were in financial affairs and administration, and 19 were in operation and disbursement. We believe that our relations with our employees are good. We have never had a work stoppage, and our employees are not subject to a collective bargaining agreement.

DESCRIPTION OF PROPERTY

We currently operate in six facilities throughout China. Our headquarters are located in Beijing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Contractual Obligations and Commercial Commitments.”

Office	Address	Rental Term	Space

Beijing, PRC	Room 1208, Tower D Ye Qing Plaza No. 9 Wangjing (North) Road Chao Yang District Beijing, PRC 100102	Expires 01/19/2010	400 m2

	Floor 16, Building D YeQing Plaza, No. 9 Wangjing (North) Road Chaoyang District Beijing, PRC 100102	Expires 1/13/2010	1558 m2

Fangchenggang, PRC	2nd Floor, Duty-Free Store Building South Gate of Fangcheng Port Fangcheng, PRC 538001	Long term	200 m2

Flushing, NY	36-09 Main Street Suite 9C-2 Flushing, New York 11354	Expires 07/31/2009	60 m2

Ningbo, PRC	Room 1611, Hai Guang Plaza No. 298 Zhong Shan West Road Hai Shu District Ningbo, PRC 315011	Expires 11/01/2008	45 m2

Qingdao, PRC	Room 2101 Building A, No. 10 Xiang Gang (Middle) Road, Qingdao, PRC 266071	Expires 12/31/2008	186 m2

Qinhuangdao, PRC	Room Bo203, 18th Floor Jin Yuan International Commercial Building No. 146 He Bei Street, Hai Gang District Qinhuangdao, PRC 0066000	Expires 01/21/2010	127 m2

Tianjin, PRC	Room A-1905, Tianwei Plaza No. 111 Xin Gang Road Tang Gu District Tianjin, PRC 300456	Expires 12/15/2008	69 m2

MANAGEMENT

Executive Officers and Directors

The following table sets forth our executive officers and directors, their ages and the positions held by them:

Name	Age	Positions Held	Appointment Year
Mr. Cao Lei	43	Chief Executive Officer and Director	2001
Mr. Zhang Mingwei	54	Chief Financial Officer and Director	2007
Mr. Huang Zhi Kang	30	Vice President	2002
Ms. Liu Si Xia	29	Chief Operating Officer	2003
Mr. Dennis O. Laing	62	Director	2007
Mr. Charles Thomas Burke	74	Director	2007
Mr. Wang Jing	58	Director	2007

Cao Lei. Mr. Cao is our Chief Executive Officer and a Director. Mr. Cao founded Sino-China in 2001 and has been the Chief Executive Officer since that time. Mr. Cao has been Chief Executive officer of our company since its formation. Prior to founding Sino-China, Mr. Cao was a Chief Representative of Wagenborg-Lagenduk Scheepvaart BV, Holland, from 1992-1993, Director of the Penavico-Beijing’s shipping agency from 1987 through 1992, and a seaman for Cosco-Hong Kong from 1984 through 1987. Mr. Cao will receive his EMBA degree in 2008 from Shanghai Jiao Tong University.

Zhang Mingwei. Mr. Zhang has extensive knowledge and experience in accounting from the perspective as an academician and a practicing accountant. Mr. Zhang joined our company as its Chief Financial Officer and a Director in September 2007. He also currently serves as a professor at the School of Accounting at Tianjin University of Finance and Economics, a position he assumed in August 2007. From May 2001 until December 2007, Mr. Zhang was a partner in Baker Tilly China, an international public accounting firm. From July 1994 to June 2003, he served as a Lecturer at Monash University in Australia. Mr. Zhang received a Bachelor’s degree and a Master’s degree in Accounting from Tianjin University of Finance and Economics. He also received a Master’s degree in Commerce from The University of Newcastle. Mr. Zhang is a Certified Management Accountant in Australia.

Huang Zhi Kang. Mr. Huang has served Sino-Global as a Vice President since 2002. From 1999 to 2002, Mr. Huang served in various roles with Sinoagent. Mr. Huang received a bachelor degree in 1999 from Guangxi University.

Liu Si Xia. Ms. Liu has served as our Chief Operating Officer since 2003. From 2000 to 2003, she served as a ship operator for Sky-Sailing Shipping Co., Ltd and World Shipping Group Co., Ltd. Ms. Liu Si Xia received her bachelor degree from Shanghai Maritime University in 2000.

Dennis O. Laing. Mr. Laing joined our Board of Directors in 2007. Mr. Laing has practiced law in Richmond, Virginia for over 30 years. Mr. Laing’s law practice centers upon business and corporate law with special interest in energy, healthcare and technology sectors. Mr. Laing received a bachelor’s degree in government from the University of Virginia and a law degree from the University of Richmond. Mr. Laing currently serves as a director of e-Future Information Technology Inc., an enterprise solutions software and services company that is listed on the NASDAQ Capital Market.

C. Thomas Burke. Mr. Burke joined our Board of Directors in 2007. Mr. Burke currently operates Burke International, LLC, a consulting group. Previously, Mr. Burke served as the Senior Adviser to the President and Chief Executive Officer of Kawasaki Kisen Kaisha (“K” Line America, Inc.), an ocean carrier company with over 400 ships in a fleet serving the world. In 2003, Mr. Burke was elected the Chairman of the National Maritime Security Discussion Agreement, which is composed of 45 members including ocean carriers, terminal operators and operating port authorities. In 1990, President Bush appointed Mr. Burke as a Commissioner of the Panama Canal Study Commission. In 1986, U.S. Secretary of Transportation appointed Mr. Burke to the Saint Lawrence Seaway Development Corporation, Strategic Planning Advisory Committee. In 1998, Mr. Burke served the Regan Administration as Transportation Management Officer, Agency for International Development, U.S. Department of State. In 1976, President Carter appointed Mr. Burke as Special Assistant for International Affairs, Office of the Secretary, U.S. Department of Agriculture. Mr. Burke received a bachelor degree from Northeastern University.

Wang Jing. Mr. Wang joined our Board of Directors in 2007. Mr. Wang currently serves as Chief Economist to China Minsheng Banking Corp., Ltd. and has held this position since December 2002. Mr. Wang was a Chinese Project Advisor for the World Bank from 1990 until 1994. From 1998 through 2000, Mr. Wang was the vice director of Tianjin Security and Futures Supervision Office, in charge of initial public offerings and listing companies. Mr. Wang is an independent director for Tianjin Binhai Energy & Development Co. Ltd., (Shenzhen/深圳交易所: 000695); Tianjin Marine Shipping Co., Ltd. (SSE/上海琿券交易所: 600751); and ReneSola Company (LSE: SOLA). Mr. Wang received a Bachelor degree in Economics from Tianjin University of Finance and Economics.

Executive Compensation

The following table shows the annual compensation paid by us to Mr. Cao Lei, our Chief Executive Officer for the years ended June 30, 2006 and 2007. No other officer had a salary during either of the previous two years of more than $100,000.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Mr. Cao Lei, Principal Executive Officer	2007	$141,445	—	—	$141,445
	2006	$130,354	—	—	$130,354

Stock Option Pool

We have authorized the establishment of a pool for stock options for our employees. This pool will contain between 267,097 and 292,903 options to purchase our common stock, equal to 10% of the number of shares of our common stock outstanding at the conclusion of this offering. The options will vest at a rate of 20% per year for five years and have an exercise price of the market price of our shares on the date the options are granted. Our Board of Directors and shareholders have approved the adoption of a stock option plan to be implemented following the closing of this offering. We expect to grant options to certain employees as of the closing of this offering; however, we have not yet determined the number of options or the individuals to whom to grant such options. Any options granted as of the closing of this offering will have an exercise price of $7.75 per option.

Board of Directors and Board Committees

Our board of directors consists of five members. We expect that all current directors will continue to serve after this offering. The directors will be divided into three classes, as nearly equal in number as the then total number of directors permits. Class I directors shall face re-election at our annual general meeting of shareholders in 2008 and every three years thereafter. Class II directors shall face re-election at our annual general meeting of shareholders in 2009 and every three years thereafter. Class III directors shall face re-election at our annual general meeting of shareholders in 2010 and every three years thereafter.

If the number of directors changes, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible. Any additional directors of a class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class. Decreases in the number of directors will not shorten the term of any incumbent director. These board provisions could make it more difficult for third parties to gain control of our company by making it difficult to replace members of the Board of Directors.

We may enter into contracts or transactions in which one or more directors are interested; provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to the consideration of the transaction and that the transaction meets the requirements of Virginia Code Section 13.1-691, which provides that such transactions are not voidable due to a director conflict of interest if one of the following three statements is true:

•    The material facts of the transaction and the director’s interest were disclosed or known to our board of directors or a committee of our board and our board or committee authorized, approved, or ratified the transaction;

•    The material facts of the transaction and the director’s interest were disclosed to the shareholders entitled to vote and they authorized, approved, or ratified the transaction; or

•    The transaction was fair to our company.

A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

Currently, three committees have been established under the board: the audit committee, the compensation committee and the nominating committee. The audit committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The compensation committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The nominating committee of the board of directors is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. Each of these three committees consists solely of our independent directors: Mr. Laing, Mr. Burke and Mr. Wang.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Board of Directors Observers

In connection with this offering, we have agreed to allow our underwriter to designate two non-voting observers to our Board of Directors until the earlier of the date that:

•    the investors that purchase shares in this offering beneficially own less than 10% of our outstanding shares; or

•    the trading price per share is at least $31.00 per share for any consecutive 15 trading day period.

Although our underwriter’s observers will not be able to vote, they may nevertheless significantly influence the outcome of matters submitted to the Board of Directors for approval. We have agreed to reimburse the observers for their expenses for attending our Board meetings, subject to a maximum reimbursement of $6,000 per meeting and $12,000 annually per observer. The observers will be required to certify that such travel expenses are not reimbursed by any other party. No other compensation will be paid to the observers. As of the date of this prospectus, Mr. L. McCarthy Downs, III and Mr. Zhu Ming are serving as our underwriter’s observers to our Board of Directors.

We have no other arrangement or understandings pursuant to which any of our other directors are selected or nominated.

Duties of Directors

Under Virginia law, our directors have a fiduciary duty to the company to discharge their duties as directors, including their duties as committee members, in accordance with their good faith business judgment of the best interests of our company.

Director Compensation

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. There are no family relationships among our directors or executive officers. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors do not receive any compensation for their services. Non-employee directors are entitled to receive $2,000 per Board of Directors meeting attended. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each Board of Directors meeting attended. These non-employee directors will be required to certify that such travel expenses are not reimbursed by any other party.

Employment Agreements

Sino-China has employment agreements with each of Mr. Cao Lei, Mr. Zhang Mingwei, Mr. Huang Zhi Kang and Ms. Liu Si Xia. These employment agreements provide for employment of each of the employees for one-year terms, currently all expiring on December 31, 2008. Under Chinese law, these employment agreements may only be terminated without cause and without penalty by providing notice of non-renewal one month prior to the date on which the employment agreement are scheduled to expire. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to pay the employee one month’s salary for each year we have employed the employee. We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

Limitation of Director and Officer Liability

Pursuant to our Articles of Incorporation and Bylaws, every director or officer and the personal representatives of the same shall be indemnified and secured harmless out of our assets and funds against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him or her in or about the conduct of our business or affairs or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in Virginia or elsewhere. No such director or officer will be liable for: (a) the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent; or (b) any loss on account of defect of title to any of our property; or (c) account of the insufficiency of any security in or upon which any of our money shall be invested; or (d) any loss incurred through any bank, broker or other similar person; or (e) any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his or her part; or (f) any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his or her office or in relation thereto, unless the same shall happen through his or her own dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable as a matter of United States law.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our common stock as of April 16, 2008 and as adjusted to reflect the sale of the shares offered by us in this offering, for each person known by us to beneficially own 5% or more of our common stock, and all of our executive officers and directors individually and as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The percentage of beneficial ownership is based on 1,800,000 shares outstanding as of April 16, 2008 and 2,670,968 shares (minimum offering) and 2,929,032 shares (maximum offering) outstanding after completion of this offering, not including any shares underlying the underwriter warrants. Our major common shareholders’ voting rights will not differ from other common shareholders’ rights. The address of each of the below shareholders is c/o Sino-Global Shipping America, Ltd., 36-09 Main Street, Suite 9C-2, Flushing, New York, 11354.

Name and Address	Title of Class	Amount of Beneficial Ownership	Percentage Ownership Before Offering		Percentage Ownership After Minimum Offering	Percentage Ownership After Maximum Offering
Mr. Cao Lei	common	1,384,040	76.89%		51.82%	47.25%
Mr. Chi Tai Shen	common	72,000	4.00%		2.70%	2.46%
Mr. Zhu Ming	common	72,000	4.00%		2.70%	2.46%
Mr. Zhang Mingwei	common	54,000	3.00%		2.02%	1.84%
Mr. Mark A. Harris and Mrs. Roslyn O. Harris(1)	common	108,980	6.05%		4.08%	3.72%
Mr. Richard E. Watkins and Mrs. Sharon J. Watkins(1)	common	108,980	6.05%		4.08%	3.72%
Total		1,800,000	100.00%	(2)	67.39%	61.45%

(1) Assumes no sale by the shareholder pursuant to the resale registration statement being filed concurrently herewith.

(2) Difference is a result of rounding.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Sino-China and Its Shareholders

PRC law currently limits foreign equity ownership of shipping agencies. To comply with these foreign ownership restrictions, we operate our business in China through a series of contractual arrangements with Sino-China and its shareholders, Mr. Cao Lei and Mr. Zhang Mingwei. For a description of these contractual arrangements, see “Our Corporate Structure - Contractual Arrangements with Sino-China and Its Shareholders.”

Loan to Mr. Cao Lei

Mr. Cao Lei, our Chief Executive Officer, previously owed our company an aggregate of $1,251,222. On December 31, 2007, Mr. Cao repaid this indebtedness with funds generated by him selling an aggregate of 217,960 shares of his common stock in our company to two third-party investors for $1,250,000 (the “Private Sale”) and repaying $1,222 to our company. In connection with the Private Sale, we have agreed to grant the investors in the Private Sale a right to put the acquired shares of common stock to our company in the event that such shares are not registered in accordance with federal and applicable state securities laws within 12 months of the Private Sale. During the term of this put right, we have agreed to place $1,250,000 in an escrow account. To the extent we complete the registration of such shares within 12 months of the Private Sale, the escrow agent will release the funds to our account upon the closing of the initial public offering of our common stock. In the event we do not register such shares within this time period, the escrow agent will pay the funds to the investors in order to cause our company to purchase the shares of common stock held by the investors for an aggregate payment of $1,250,000.

Our underwriter in the public offering, Anderson & Strudwick, assisted Mr. Cao in locating the private investors in the Private Sale. In payment for the underwriter’s services with the Private Sale, the underwriter will receive a cash commission of 7%, an accountable expense allowance of 1% and a right to purchase, for $0.001 per warrant, warrants to purchase 10% of the number of shares sold to the investors in the Private Sale, on the same terms as the underwriter warrants issued in the public sale. The warrants are exercisable for 120% of the public offering price in the public offering. To the extent the underwriter assists with any resale of the shares issued in the Private Sale, the maximum commission or discount to be received by it in such capacity will not be greater than 8% for the sale of any securities being registered pursuant to SEC Rule 415.

Relationship with our Underwriter

In connection with this offering, we have agreed to allow our underwriter to designate two non-voting observers to our Board of Directors until the earlier of the date that:

• the investors that purchase shares in this offering beneficially own less than 10% of our outstanding shares; or

• the trading price per share is at least $31.00 per share for any consecutive 15 trading day period.

Mr. Downs, our underwriter’s Senior Vice President, currently serves as one of the underwriter’s observers to our Board of Directors. Our underwriter’s observers may impact the decisions of our Board of Directors. The Corporate Governance Committee of our Board of Directors, which is comprised solely of independent directors, must approve any future transaction with our affiliates.

Future Related Party Transactions

In the future, the Nominating Committee of our Board of Directors must approve all related party transactions. All material related party transactions will be made or entered into on terms that are no less favorable to us than can be obtained from unaffiliated third parties. Related party transactions that we have previously entered into were not approved by independent directors, as we had no independent directors at that time.

DESCRIPTION OF SHARE CAPITAL

Our authorized capital stock consists of 10,000,000 shares of common stock, without par value per share and 1,000,000 shares of preferred stock, without par value per share. As of the date of this prospectus, 1,800,000 shares of common stock are issued and outstanding, and no shares of preferred stock have been issued. Our company may be obligated to purchase certain of these issued and outstanding shares of common stock on the terms and under the conditions described in greater detail in the section titled “Related Party Transactions - Loan to Mr. Cao.” The following summary description relating to our capital stock does not purport to be complete and is qualified in its entirety by our Articles of Incorporation and Bylaws.

Common Stock

Holders of common stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preference of any then authorized and issued preferred stock. See “Dividend Policy.” Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of common stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of our company, subject to any preference of any then authorized and issued preferred stock. There are no conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares are fully paid and nonassessable.

Authorization of Blank Check Preferred Stock

Although we are not offering any preferred stock in this offering, our articles of incorporation and bylaws provide that, upon completion of this offering, our board of directors will be authorized to issue, without shareholder approval, blank check preferred stock. Blank check preferred stock can operate as a defensive measure known as a “poison pill” by diluting the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors.

Limitations on the Right to Own Shares

There are no limitations on the right to own our shares.

Disclosure of Shareholder Ownership

There are no provisions in our Articles of Incorporation and Bylaws governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital

We may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

• consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

• convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

• in many circumstances, sub-divide our existing shares, or any of them, into shares of smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share form which the reduced share is derived; and

• cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve fund in any manner authorized by law.

Stock Options

Our Board of Directors and shareholders have approved the creation of a stock option plan to be implemented following the completion of this offering. This plan will authorize the issuance of up to 10% of the number of shares outstanding after this offering, which will result in a pool of between 267,097 and 292,903 options. Pursuant to this plan, we may issue options to purchase our common stock to our employees and directors. The Compensation Committee of the Board of Directors will administer the plan. The options will have exercise prices equal to the fair market value of our common stock on the date of grant. Any options granted as of the closing of this offering will have an exercise price of $7.75 per option. In addition, the options will vest over five years (20% per year) and have terms of ten years.

Certain Effects of Authorized but Unissued Stock

Assuming a maximum offering, after this offering, we will have issued 2,929,032 shares of common stock, not including any shares underlying the underwriter warrants, and will have 1,000,000 shares of preferred stock remaining authorized but unissued. Authorized but unissued shares are available for future issuance without shareholder approval, except where approval is required by applicable requirements of the exchange on which our stock is traded. Issuance of these shares will dilute your percentage ownership in us.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices. Upon completion of this offering, we will have outstanding an aggregate of 2,929,032 shares of common stock, assuming a maximum offering, not including any shares underlying the underwriter warrants. Of these shares, the 1,129,032 shares sold in the offering and the 217,960 shares sold by the selling shareholders described above will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. All other outstanding shares not sold in this offering will be deemed “restricted securities” as defined under Rule 144. Restrictive securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144. Subject to the lock-up agreements described below and the provisions of Rule 144, additional shares will be available for sale in the public market as follows:

Approximate Number of Shares Eligible for Future Sale	Date
1,129,032	After the date of this prospectus, freely tradable shares sold in this offering.

217,960	After the date of this prospectus, the shares will have been registered upon a separate resale prospectus and will be freely tradable by certain selling shareholders listed in the resale prospectus.

1,582,040	After 190 days after the date of this prospectus, these shares will be automatically released from the underwriter lock-up and will be tradable in compliance with Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares of our common stock for least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

• 1% of the number of shares of our common stock issued and then outstanding (which will equal approximately 29,290 shares immediately after this offering, assuming a maximum offering); or

• the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner except one of our affiliates, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Lock-Up Agreements

The shares held by our officers and directors are subject to lock-up agreements. These lock-up agreements provide that the shareholder will not offer, sell, contact to sell, grant an option to purchase, effect a short sale or otherwise dispose of or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of shares or any option to purchase shares or any securities exchangeable for or convertible into common stock for a period of 190 days after the date of this prospectus. Though these shares may be eligible for earlier sale under the provisions of the Securities Act, of these shares will not be saleable until 190 days after the date of this prospectus as a result of these lock-up agreements.

Registration

We are concurrently registering for resale under a separate prospectus up to 217,960 shares of our common stock held by the selling shareholders named in the prospectus. We are not offering any of these shares, and we will not receive any proceeds from the sale of the shares. See “Related Party Transactions - Loan to Mr. Cao Lei.”

UNDERWRITING

We have engaged Anderson & Strudwick, Incorporated to conduct this offering on a “best efforts, minimum/maximum” basis. The offering is being made without a firm commitment by the underwriter, which has no obligation or commitment to purchase any of our shares. Although they have not formally committed to do so, our affiliates may opt to purchase shares in connection with this offering. To the extent such individuals invest, they will purchase our shares with investment intent and without the intent to resell. Any shares purchased by our affiliates shall contribute to the calculation of whether we achieved our minimum offering. We have not placed limits on the number of shares eligible to be purchased by our affiliates.

Unless sooner withdrawn or canceled by either us or the underwriter, the offering will continue until the earlier of (i) a date mutually acceptable to us and our underwriter after which the minimum offering is sold or (ii) June 1, 2008 (the “Offering Termination Date”). Until the closing of the offering, all proceeds from the sale of the shares will be deposited in escrow with SunTrust Bank (the “Escrow Agent”). Investors must pay in full for all shares at the time of investment. Proceeds deposited in escrow with the Escrow Agent may not be withdrawn by investors prior to the earlier of the closing of the offering or the Offering Termination Date. If the offering is withdrawn or canceled or if the 870,968 share minimum offering are not sold and proceeds therefrom are not received by us on or prior to the Offering Termination Date, all proceeds will be promptly returned by the Escrow Agent without interest or deduction to the persons from which they are received (within one business day) in accordance with applicable securities laws.

Pursuant to that certain underwriting agreement by and between the underwriter and us, the obligations of the underwriter to solicit offers to purchase the shares and of investors solicited by the underwriter to purchase the common stock are subject to approval of certain legal matters by counsel to the underwriter and to various other conditions which are customary in a transactions of this type, including, that, as of the closing of the offering, there shall not have occurred (a) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the publication of quotations on the NASDAQ Stock Market (National Market System or Capital Market); (ii) a general moratorium on commercial banking activities in the State of New York or China; (iii) the engagement by the United States or China in hostilities which have resulted in the declaration of a national emergency or war if any such event would have a material adverse effect, in the underwriter’s reasonable judgment, as to make it impracticable or inadvisable to proceed with the solicitation of offers to consummate the offering with respect to investors solicited by the underwriter on the terms and conditions contemplated herein.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriter intends to offer our shares to its retail customers in states whereby we have qualified the issuance of such shares.

Commissions and Discounts

The underwriter has advised us that it proposes to offer the shares to the public at the initial public offering price on the cover page of this prospectus.

The following table shows the public offering price and underwriting discount to be paid by us to the underwriter and the proceeds, before our offering expenses, to us.

	Per Share	Maximum Offering	Minimum Offering
Public Offering Price	$7.75	$8,750,000	$6,750,000
Underwriting Commission	$0.5425	$612,500	$472,500
Proceeds to us, before expenses	$7.2075	$8,137,500	$6,277,500

The expenses of this offering, not including the underwriting discount expenses discussed above, are estimated at $616,700 and are payable by us. The underwriter may offer the shares to certain securities dealers at the public offering price, less a concession not in excess of $0.31 per share. In addition, we will pay the underwriter an accountable expense allowance of up to 1% of the amount of the offering, or up to $87,500 (maximum offering) or $67,500 (minimum offering).

Underwriter Warrants

We have sold to the underwriter at a price of $0.001 per warrant, underwriter warrants to purchase 10% of the number of shares issued by us or eligible to be sold by the selling shareholders in connection with the offering. The underwriter warrants will be exercisable at 120% the offering price per share for a period of five years and may not be exercised, if at all, until the effectiveness of this registration statement. The underwriter warrants will not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180-days immediately following the date of effectiveness or commencement of sales of the public offering, except to officers or partners and shareholders of the underwriter. We have registered the underwriter warrants and the shares of common stock underlying the underwriter warrants in connection with this offering.

For the life of the underwriter warrants, the holders thereof are given, at nominal costs, the opportunity to profit from a rise in the market price of our common stock with a resulting dilution in the interest of other shareholders. Further, the holders may be expected to exercise the underwriter warrants at a time when we would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided in the underwriter warrants.

The underwriter warrants do not (i) allow the underwriter and related persons to receive more shares or to exercise at a lower price than originally agreed upon at the time of the public offering, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; or (ii) allow the underwriter and related persons to receive or accrue cash dividends prior to the exercise or conversion of the security. In addition, the anti-dilution provisions of the underwriter warrants are in compliance with Rule 2710(f)(2)(H)(vi) and (vii) of NASD Conduct Rules.

Lock-Up Agreements

Each of our existing shareholders other than (i) Mark A. and Roslyn O. Harris and (ii) Richard E. and Sharon J. Watkins has agreed with us not to sell or otherwise transfer any shares for 190 days after the date of this prospectus. Specifically, we and our shareholders have agreed not to directly or indirectly:

• offer, pledge, sell, contract to sell or otherwise dispose of any shares;

• sell any option or contract to purchase any shares;

• purchase any option or contract to sell any shares;

• grant any option, right or warrant for the sale of any shares, except pursuant to our stock option plan;

• lend or otherwise dispose of or transfer any shares;

• request or demand that we file a registration statement related to any of our shares;

• enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

These lock-up agreements apply to our common stock and to securities convertible into, or exchangeable or exercisable for, or repayable with, our common stock. It also applies to our common stock owned now acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Market and Pricing Considerations

There is not an established market for our common stock. We negotiated with our underwriter to determine the offering price of our shares in this offering using a multiple of twelve times our trailing net income from continuing operations before non-controlling interest in income for 12 months ended December 31, 2007. Noting past offerings completed by our underwriter, we believe that this multiple approximates the valuation multiples utilized in similar offerings for similarly-sized companies.

In addition to prevailing market conditions, the factors considered in determining the applicable multiples were:

• The history of, and the prospects for, our company and the industry in which we compete;

• An assessment of our management, its past and present operation, and the prospects for, and timing of, our future revenues;

• The present state of our development; and

• The factors listed above in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

Using an average of the valuation based upon trailing net income from continuing operations before non-controlling interest in income for 2007, we calculated an approximate enterprise value of approximately $14 million. This resulted in a per share price of approximately $7.75, based on 1,800,000 shares issued and outstanding prior to this offering. We have used this price in connection with this offering.

An active trading market for our common stock may not develop. It is possible that after this offering the shares will not trade in the public market at or above the initial offering price.

Discretionary Shares

The underwriter will not sell any shares in this offering to accounts over which it exercises discretionary authority, without first receiving written consent from those accounts.

Listing on the NASDAQ Capital Market

We have applied to list our common stock on the NASDAQ Capital Market under the symbol “SINO.” As this offering is a best-efforts offering, the NASDAQ Capital Market has indicated that it is unable to admit our common stock for listing until the completion of the offering and, consequently, the satisfaction of NASDAQ Capital Market listing standards. If so admitted, we expect our common stock to begin trading on the NASDAQ Capital Market on the day following the closing of this offering. If our common stock is eventually listed on the NASDAQ Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of the shares, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a naked short position. The underwriter must close out a covered short sale by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of the shares. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

We and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters related to the offer and sale of the shares under U.S. law, including Virginia state law and federal securities law, will be passed on for both the underwriter and our company by Kaufman & Canoles, P.C., Richmond, Virginia. Certain legal matters relating to the offering as to Chinese law will be passed upon for us by Kang Da Law Office, 703 CITIC Building, Jinguomenwai Street, Beijing, People’s Republic of China.

EXPERTS

Consolidated financial statements as of June 30, 2007 and 2006, and for the years then ended appearing in this prospectus, have been included herein and in the registration statement in reliance upon the report of Friedman LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (previously SB-2) under the Securities Act of 1933 with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding us and our common stock offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

In addition, we file periodic reports with the SEC, including quarterly reports and annual reports which include our audited financial statements. This registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, and all of our periodic reports after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the main estimated expenses in connection with this offering, other than the underwriting discounts, expenses and commissions, which we will be required to pay. All amounts are estimates other than the SEC’s registration fee, NASD filing fee and NASDAQ Capital Market listing fee.

SEC registration fee	$467.27
FINRA filing fee	1,688.96
NASDAQ listing fee	50,000.00
Blue Sky Fees	25,000.00
Legal fees and expenses for Chinese counsel	77,544.00
Legal fees and expenses for U.S. counsel	120,000.00
Accounting fees and expenses	301,000.00
Printing fees	30,000.00
Transfer Agent Fees	11,000.00
Total	$616,700.00

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	6
Forward-Looking Statements	18
Our Corporate Structure	19
Use of Proceeds	23
Dividend Policy	24
Exchange Rate Information	25
Dilution	26
Selected Historical and Unaudited Pro Forma Condensed Consolidated Financial and Operating Data	28
Management’s Discussion and Analysis of Financial Condition and Results of Operations	29
Our Business	41
Description of Property	47
Management	48
Principal Shareholders	52
Related Party Transactions	53
Description of Share Capital	54
Shares Eligible for Future Sale	56
Underwriting	58
Legal Matters	61
Experts	61
Where You Can Find More Information	61
Expenses Relating to this Offering	61
Index to Financial Statements	F-1

Until _____, 2008 (90 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

SINO-GLOBAL SHIPPING AMERICA, LTD.

Common Stock

1,129,032 Share Minimum

870,968 Share Maximum

Prospectus

Anderson & Strudwick,
Incorporated

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATE

INDEX TO FINANCIAL STATEMENTS

PAGE
CONSOLIDATED FINANCIAL STATEMENTS:

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of June 30, 2007, 2006 and as of December 31, 2007 (unaudited)	F-3

Consolidated Statements of Operations for the Years Ended June 30, 2007, 2006, for the Six Months Ended December 31, 2007 (unaudited) and 2006 (unaudited)	F-4

Consolidated Statements of Cash Flows for the Years Ended June 30, 2007, 2006, and for the Six Months Ended December 31, 2007 (unaudited) and 2006 (unaudited)	F-5

Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended June 30, 2007, 2006 and for the Six Months Ended December 31, 2007 (unaudited)	F-6

Notes to the Consolidated Financial Statements	F-7

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FRIEDMAN LLP
ACCOUNTANTS AND ADVISORS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of Sino-Global Shipping America, Ltd. and Affiliate as of June 30, 2007 and 2006, and the consolidated related statements of operations, cash flows and shareholders' equity for the years then ended. Sino-Global Shipping America, Ltd.'s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sino-Global Shipping America, Ltd. and Affiliate as of June 30, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Friedman LLP

/s/Friedman LLP

New York, New York
April 9, 2008

1700 BROADWAY, NEW YORK, NY 10019 T 212.842.7000 F 212.842.7001 WWW.FRIEDMANLLP.COM
OFFICES IN NEW YORK LONG ISLAND AND NEW JERSEY AND A MEMBER OF DFK WITH AFFILIATES WORLDWIDE

DFK

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATE

CONSOLIDATED BALANCE SHEETS

		June 30,		December 31,
	Note	2007	2006	2007
		$	$	$
				(Unaudited)
Assets
Current assets
Cash and cash equivalents		526,091	356,026	981,242
Advances to suppliers	3	586,641	278,957	176,271
Accounts receivable		739,943	130,004	823,903
Other receivables	9	169,970	134,751	542,445
Prepaid expenses and other current assets	4	12,976	9,913	13,510
Due from related party	5	1,249,722	681,126	-
Total current assets		3,285,343	1,590,777	2,537,371

Cash-Escrow	5	-	-	1,250,000
Property and equipment, net	6	467,218	214,896	591,438
Total Assets		3,752,561	1,805,673	4,378,809

Liabilities and Shareholders’ Equity
Current liabilities
Loans payable, bank	7	45,791	100,000	-
Advances from customers	3	717,007	494,202	381,749
Accounts payable		861,562	212,168	1,100,666
Accrued expenses	8	59,490	35,313	56,654
Income taxes payable		11,987	684	30,307
Other current liabilities	9	92,911	414,981	282,008
Total Liabilities		1,788,748	1,257,348	1,851,384

Non-controlling interest	12	308,610	(66,362)	313,683
Mandatorily redeemable stock	11	-	-	1,250,000
Commitments and contingencies	10	-	-	-

Shareholders’ equity
Capital stock	11	1,880	1,880	1,625
Retained earnings		1,653,323	612,807	962,117
		1,655,203	614,687	963,742

Total Liabilities and Shareholders’ Equity		3,752,561	1,805,673	4,378,809

The accompanying notes are an integral part of these consolidated financial statements.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATE

CONSOLIDATED STATEMENTS OF OPERATIONS

		For the years ended June 30,		For the six months ended December 31,
	Note	2007	2006	2007	2006
		$	$	$	$
				(Unaudited)

Revenues		10,090,879	8,924,786	8,144,189	5,044,732

Costs and expenses
Costs of services		(7,509,669)	(6,391,123)	(6,534,171)	(3,719,890)

General and administrative expense		(1,165,332)	(1,714,617)	(908,511)	(554,668)
Selling expense		(153,797)	(192,825)	(94,242)	(74,728)
Other operating costs		(1,163)	(10,110)	(522)	(759)
		(8,829,961)	(8,308,675)	(7,537,446)	(4,350,045)

Operating Income		1,260,918	616,111	606,743	694,687

Loss on disposal of investment	13	-	(2,491)	-	-
Other income (expense), net	14	22,125	(35,912)	42,574	(33,123)
		22,125	(38,403)	42,574	(33,123)

Net income before taxes		1,283,043	577,708	649,317	661,564

Income taxes	15	(138,291)	(21,227)	(30,741)	(63,134)

Net Income from continuing operations before non-controlling interest in income		1,144,752	556,481	618,576	598,430

Non-controlling interest in income		(104,237)	(26,643)	(60,037)	(55,400)

Net income		1,040,516	529,838	558,539	543,030

Earnings per share
- Basic		0.58	0.29	0.31	0.30
- Diluted		0.58	0.29	0.31	0.30
Weighted average number of common shares outstanding
- Basic		1,800,000	1,800,000	1,800,000	1,800,000
- Diluted		1,800,000	1,800,000	1,800,000	1,800,000

The accompanying notes are an integral part of these consolidated financial statements.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATE

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended June 30,		For the six months ended December 31,
	2007	2006	2007	2006
	$	$	$	$
			(Unaudited)	(Unaudited)
Operating Activities

Net income	1,040,516	529,838	558,539	543,030
Adjustment to reconcile net income to net cash provided by operating activities
Depreciation	90,602	31,644	73,482	35,016
Non-controlling interest in income	104,237	26,643	60,037	55,400
Changes in assets and liabilities
Decrease (increase) in advances to supplier	(307,684)	(118,371)	410,370	192,802
Decrease (increase) in accounts receivable	(609,939)	573	(83,960)	(224,196)
Decrease (increase) in other receivables	(35,219)	(95,078)	(372,475)	29,836
Decrease (increase) in prepaid expenses and other current assets	(3,063)	4,490	(534)	(5,453)
Increase (decrease) in advances from customers	222,805	219,158	(335,258)	309,062
Increase in accounts payable	649,394	59,556	239,104	214,393
Increase (decrease) in accrued expenses	24,177	17,389	(2,836)	4,442
Increase (decrease) in income taxes payable	11,303	(213)	18,320	59,821
(Decrease) increase in other current liabilities	(322,070)	43,458	189,097	(329,637)
Net cash provided by operating activities	865,059	719,087	753,886	884,516

Investing Activities
Capital expenditures and other additions	(342,924)	(151,829)	(197,702)	(257,224)
Due from related party	(568,596)	(498,126)	1,249,722	(431,973)
Cash escrow	-	-	(1,250,000)	-
Net cash used in investing activities	(911,520)	(649,955)	(197,980)	(689,197)

Financing Activities
Loans payable, bank	(54,209)	-	(45,791)	-
Capital Contribution of non-controlling interest	226,928	-	-	226,928
Net cash provided by (used in) financing activities	172,719	-	(45,791)	226,928

Effect of exchange rate change in cash	43,807	1,314	(54,964)	12,916
Net increase in cash and cash equivalents	170,065	70,446	455,151	435,163
Cash and cash equivalents at beginning of period	356,026	285,580	526,091	356,026

Cash and cash equivalents at end of period	526,091	356,026	981,242	791,189
Supplemental cash flows disclosure
Interest paid	10,019	6,579	543	6,277
Income taxes paid	134,870	24,562	34,366	12,858

The accompanying notes are an integral part of these consolidated financial statements.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATE

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common stock	Retained earnings	Total
	$	$	$

Balance as of July 1, 2005	1,880	82,969	84,849
Shares issued, net:
Net income	-	529,838	529,838
Balance as of June 30, 2006	1,880	612,807	614,687

Shares issued, net:
Net income	-	1,040,516	1,040,516
Balance as of June 30, 2007	1,880	1,653,323	1,655,203

Shares issued, net:
Net income		558,539	558,539
Mandatorily redeemable stock accrual	(255)	(1,249,745)	(1,250,000)
Balance as of December 31, 2007 (Unaudited)	1,625	962,117	963,742

The accompanying notes are an integral part of these consolidated financial statements.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATE

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND INFORMATION OF ORGANIZATION AND BUSINESS

Sino-Global Shipping America, Ltd. (the “Company”), previously known as Sino-Global-Shipping (America) Ltd., was incorporated under section 402 of the Business Corporation Laws of the United States of America in New York on February 2, 2001.

On September 18, 2007, the Company amended the Article of Incorporation and Bylaws to merge into a new Corporation, Sino-Global Shipping America, Ltd. in Virginia.

The Company’s principal geographic market is in the People’s Republic of China (“PRC”). As PRC laws and regulations prohibit or restrict foreign ownership of shipping agency service businesses, the Company provides its services in the PRC through Sino-Global Shipping Agency Ltd. (“Sino-China”), a Chinese legal entity, which holds the licenses and permits necessary to operate shipping services in the PRC. Sino-China is located in Beijing and has branches in Ningbo, Qingdao, Tianjin, Qinhuangdao and Fangchenggang. Sino-China holds four local shipping service licenses in China to serve as a local shipping agent in Ningbo, Qingdao, Tianjin, and Fangchenggang. Sino-China has applied for a local shipping agent license in Qinhuangdao. The Company provides general shipping agency services in 76 ports in China.

For the purpose of providing better and more convenient services, the Company formed a wholly foreign-owned enterprise, Trans Pacific Shipping Limited (“Trans Pacific”), in Beijing on November 13, 2007. Trans Pacific and Sino-China do not have a parent-subsidiary relationship. Instead, Trans Pacific will operate with Sino-China through a variety of contractual agreements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The agency relationship between the Company and Sino-China and its branches is governed by a series of contractual arrangements pursuant to which the Company has substantial control over Sino-China.

Sino-China is considered a variable interest entity (“VIE”), and the Company is the primary beneficiary. On November 14, 2007, the Company entered into agreements with Sino-China, pursuant to which the Company receives 90% of Sino-China’s net income. The Company does not receive any payment from Sino-China unless Sino-China recognizes net income during its fiscal year. These agreements do not entitle the Company to any consideration if Sino-China incurs a net loss during its fiscal year. In accordance with these agreements, Sino-China pays consulting and marketing fees equal to 85% and 5%, respectively, of its net income to the Company’s new wholly owned foreign subsidiary, Trans Pacific, and Trans Pacific supplies the technology and personnel needed to service Sino-China. Sino-China was designed to operate in China for the benefit of the Company.

The accounts of Sino-China are consolidated in the accompanying financial statements pursuant to Financial Accounting Standards Board Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51”. As a VIE, Sino-China’s sales are included in the Company’s total sales, its income from operations is consolidated with the Company’s, and the Company’s net income from continuing operations before non-controlling interest in income includes all of Sino-China’s net income. The Company’s non-controlling interest in its income is then subtracted in calculating the net income attributable to the Company. Because of the contractual arrangements, the Company had a pecuniary interest in Sino-China that requires consolidation of the Company’s and Sino-China’s financial statements.

Mr. Cao Lei owns more than 70% of both Sino-China and the Company (before completion of the offering) and was able to cause the Company and Sino-China to enter into the 2007 agreements at any point in time. Accordingly, the Company has consolidated Sino-China’s income because the entities are under common control in accordance with SFAS 141, “Business Combinations”. For this reason, the Company has included 90% of Sino-China’s net income in the Company’s net income as discussed above as though the 2007 agreements were in effect from the inception of Sino-China, and only the 10% of Sino-China’s net income not paid to the Company represents the non-controlling interest in Sino-China’s income.

(b) Fair Value of Financial Instruments

The carrying amounts reported in the consolidated financial statements for current assets and current liabilities approximate fair value due to the short-term nature of these financial instruments.

(c) Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, allowance for doubtful accounts, and useful lives of property and equipment.

Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

(d) Translation of Foreign Currency

The accounts of the Company and Sino-China and each of its branches are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The Company’s functional currency is US dollars (“$”) while Sino-China reports its financial position and results of operations in Renminbi (“RMB”). The accompanying consolidated financial statements are presented in US dollars. Foreign currency transactions are translated into US dollars using the fixed exchange rates in effect at the time of the transaction. Generally foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the consolidated statements of operations. The Company translates foreign currency financial statements of Sino-China in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 52, “Foreign Currency Translation”. Assets and liabilities are translated at current exchange rates quoted by the People’s Bank of China at the balance sheet dates and revenues and expenses are translated at average exchange rates in effect during the periods. Resulting translation adjustments are recorded as other comprehensive income (loss) and accumulated as a separate component of equity included in Non-controlling interest.

(e) Cash and Cash Equivalents

Cash and cash equivalents comprise cash on hand, and other highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased. The Company maintains cash and cash equivalents with various financial institutions mainly in the PRC and the United States. Balances in the United States are insured up to $100,000 at each bank.

(f) Property and Equipment

Property and equipment are stated at historical cost less accumulated depreciation and amortization. Historical cost comprises its purchase price and any directly attributable costs of bringing the assets to its working condition and location for its intended use. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Buildings	20 years
Motor vehicles	5-10 years
Furniture and office equipment	3-5 years

The carrying value of a long-lived asset is considered impaired by the Company when the anticipated undiscounted cash flows from such asset is less than its carrying value. If impairment is identified, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or based on independent appraisals. Management has determined that there were no impairments at the balance sheet dates.

(g) Revenue recognition

The Company charges shipping agency fees in two ways: (1) fixed fees that are predetermined with the customer, and (2) cost-plus fees that are calculated based on the actual costs incurred plus a markup. The Company generally require payments in advance from customers and bill them on the balances within 30 days after the transactions are completed. Revenues are recognized from shipping agency services upon completion of services, which coincides with the date of departure of the relevant vessel from port. Advance payments and deposits received from customers prior to the provision of services and recognition of the related revenues are presented as current liabilities.

Some contracts contain a provision stating that revenues are recognized for actual expenses incurred plus a profit margin. When the services are completed but the information on the actual expenses is not available at the end of the fiscal period, we estimate revenues and expenses based on our previous experience with similar vessels and port charges.

In accordance with EITF 99-19, the Company reports its revenue on the gross amounts billed to customers based on several criteria: (1) the Company assumes all credit risk for the amounts billed to customers, (2) the Company has multiple suppliers for services ordered by customers and discretion to select the supplier that provides the services, and (3) the Company determines the nature, type or specifications of the services ordered by customers and the Company is responsible for fulfilling these services.

(h) Accounts receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectibility of individual balances. In evaluating the collectibility of individual receivable balances, the Company considers many factors, including the age of the balance, customer’s historical payment history, its current credit-worthiness and current economic trends. The amount of the provision, if any is recognized in the consolidated statement of operations within “General and administrative expenses”. Management has determined that an allowance was not required at the balance sheet dates. Accounts are written off after exhaustive efforts at collection.

(i) Taxation

Because the Company and Sino-China are incorporated in different jurisdictions, we file separate income tax returns. The Company uses the liability method of accounting for income taxes in accordance with US GAAP. Deferred taxes, if any are recognized for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements.

Effective July 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”). — an interpretation of SFAS No. 109, “Accounting for Income Taxes.” The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

PRC Enterprise Income Tax

PRC domestic companies are governed by the Enterprise Income Tax Laws of the PRC and profits are generally subject to an enterprise income tax rate of 33%. Sino-China’s income tax is accrued at the end of every quarter based on taxes payable for the current period and paid in the following month.

PRC Business Tax and Surcharges

Revenues from services provided by Sino-China and its branches are subject to the PRC business tax of 5% and some surcharges. Business tax and surcharges are paid on gross revenues generated from our shipping services.

In addition, under the PRC regulations, Sino-China is required to pay the city construction tax (7%) and education surcharges (3%) based on the calculated business tax payments.

Sino-China has complied with EITF 06-3 and reports its revenues net of PRC’s business tax and surcharges for all the periods presented in the consolidated statements of operations.

New Corporate Income Tax Law

The 5th Session of the 10th National People’s Congress amended the PRC Corporate Income Tax Law that became effective on January 1, 2008. The newly amended Corporate Income Tax Law introduces a wide range of changes which include, but are not limited to, the unification of the income tax rate for domestic-invested and foreign-invested enterprises at 25%, which reduces the Company’s income tax rate from 33% to 25% in 2008. In addition, according to the amended detailed implementation and administrative rules, the new PRC Corporate Income Tax Law will broaden the tax restrictions in terms of categories and extents for domestic companies.

(j) Leases

Leases have been classified as operating leases. Capital leases that transfer substantially all the benefits and risks incidental to the ownership of assets are accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred.

(k) Earnings per share

Earnings per share is calculated in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed by dividing net income attributable to holders of common shares by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares. Convertible, redeemable preference shares are included in the computation of diluted earnings per share on an “if-converted” basis, when the impact is dilutive. Contingent exercise price resets are accounted for in a manner similar to contingently issuable shares. Common share equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive.

Earnings per share data has been retroactively adjusted for all periods presented to reflect the recapitalization of the Company further discussed in Note 11.

(l) Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB 133, Accounting for Derivative Instruments and Hedging Activities.” This statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. The Statement is effective for financial statements for fiscal years and interim periods beginning after November 15, 2008 and is not expected to have an impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”, which is effective for annual periods beginning after December 15, 2008. Early adoption is prohibited, and, accordingly, we have not yet adopted SFAS 160. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The Company is currently assessing the impact of SFAS 160; the Company believes the adoption of this standard will have a material effect on its consolidated shareholders’ equity. The Company’s shareholders’ equity will increase by the amount of the non-controlling interest currently reported outside of equity. However, the adoption of SFAS 160 is not expected to have a material impact on the Company’s net income.

In December 2007, the FASB issued SFAS 141 (revised 2007), “Business Combinations”, which is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This Statement establishes principles and requirements for how the acquirer (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Company is currently assessing the impact of SFAS No. 141R; however, the Company does not believe the adoption of this standard will have a material effect on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of Statement 157. The Company did not early adopt SFAS No. 159. The Company is currently assessing the impact of SFAS No. 159; however, the Company does not believe the adoption of this standard will have a material effect on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This standard applies under other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements. SFAS No. 157 will become effective for the Company in fiscal 2009. The Company is currently assessing the impact of SFAS No. 157; however, the Company does not believe the adoption of this standard will have a material effect on its consolidated financial statements.

(m) Stock-Based Compensation

The Company follows the provisions of Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share Based Payments” (“SFAS No. 123(R)”). SFAS No.123(R) supersedes SFAS 123 and Accounting Principles Board (“APB”) Opinion No. 25,”Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” The Company’s Board of Directors and shareholders have approved the creation of a stock option plan to be implemented after the Company has completed its public offering. This plan will authorize the issuance of up to 10% of the number of shares outstanding after the Company has completed its public offering. Pursuant to the anticipated plan, the Company may issue options to purchase its common stock to employees and directors of the Company and its affiliates. The Company will fair value share-based awards to be granted under the new plan. Accordingly, compensation will be measured on the grant date using appropriate valuation models.

3. ADVANCES TO SUPPLIERS/ADVANCES FROM CUSTOMERS.

(a) Advances to Suppliers

Advances to suppliers represent costs of services and fees paid to suppliers in advance in connection with the agency services fees income to be recognized.

(b) Advances from Customers

Advances from customers represent money received from customers in advance in connection with the agency services fees income to be recognized.

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at June 30, 2007, June 30, 2006 and December 31, 2007 are as follows:

	June 30,		December 31,
	2007	2006	2007
	$	$	$
			(Unaudited)
Rent	6,653	5,024	12,181
Communication	2,298	1,459	-
Other prepaid expenses	4,025	3,430	1,329
	12,976	9,913	13,510

5. DUE FROM RELATED PARTY AND CASH-ESCROW

On December 31, 2007, Mr. Cao repaid $1,251,222 to the Company, primarily with funds generated by him selling an aggregate of 217,960 shares of his common stock in the Company to two third-party investors for $1,250,000 (the “Private Sale”). In connection with the Private Sale, the investors were granted a right to sell the acquired shares of common stock to the Company in the event that such shares are not registered in accordance with federal and applicable state securities laws within 12 months of the Private Sale. During the term of this put right, the Company agreed to place $1,250,000 in an escrow account. To the extent that the Company completes the registration of the shares within 12 months of the Private Sale, the escrow agent will release the funds to the Company’s account upon closing of the initial public offering of the Company’s common stock. In the event that the Company does not register the shares within such time period, the escrow agent will pay the funds to the investors in order to cause the Company to purchase the shares of common stock held by the investors for an aggregate payment of $1,250,000.

6. PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2007, June 30, 2006 and December 31, 2007 are as follows:

	June 30,		December 31,
	2007	2006	2007
	$	$	$
			(Unaudited)
Land and building	65,280	62,177	68,059
Motor vehicles	445,488	141,947	626,355
Computer equipment	53,175	39,887	61,463
Office equipment	15,147	11,017	17,831
Furniture & Fixtures	11,601	10,538	11,252
System	15,321	14,593	18,027
Leasehold improvement	17,071	-	17,797

Total	623,083	280,159	820,784

Less: Accumulated depreciation and amortization	155,865	65,263	229,346

Property and equipment, net	467,218	214,896	591,438

7. LOANS PAYABLE, BANK

The Company has a line of credit up to $100,000 with Hong Kong Shanghai Banking Corporation (“HSBC”) in New York, which bears interest at a variable interest rate. At June 30, 2007, 2006 and December 31, 2007, the amounts payable to the bank were $45,791, $100,000 and $0, respectively. Interest expense for the years ended June 30, 2007, June 30, 2006, and for the six months ended December 31, 2007 were $9,824, $5,434 and $4,776, respectively.

8. ACCRUED EXPENSES

Under the PRC regulations, Sino-China is required to accrue welfare benefits calculated as 14% of the total salaries. It is also required for Sino-China to pay the city construction tax (7%) and education surcharges (3%) based on the calculated business tax payments.

Accrued expenses at June 30, 2007, June 30, 2006 and December 31, 2007 are as follows:

	June 30,		December 31,
	2007	2006	2007
	$	$	$
			(Unaudited)
Accrued welfare benefits	53,419	31,561	55,714
Other surcharge and taxes payable	6,071	3,752	940
	59,490	35,313	56,654

9. OTHER RECEIVABLES/OTHER CURRENT LIABILITIES

(a) Other Receivables

Other receivables represent amounts to be received from customers for advance payments made to the port agent for reimbursed charges to be incurred in connection with the costs of services.

(b) Other Current Liabilities

Other current liabilities represent mainly advance payments received from customers for reimbursed port agent charges to be incurred.

10. COMMITMENTS

The Company leases certain office premises under non-cancelable leases. In December 2007, the Company leased additional office premises under two non-cancelable leases which expire through January 13, 2010 for approximately $317,000 per year. Rent expense under operating leases for the years ended June 30, 2007 and 2006, and for the six-month periods ended December 31, 2007 and December 31, 2006, were $121,777, $115,857, $70,779, and $61,645, respectively.

Future minimum lease payments under the Company’s other non-cancelable operating leases agreements are as follows:

Amount
$
Year ending June 30,
2008	82,000
2009	33,000
2010	6,000
Thereafter	-
121,000

11. CAPITAL STOCK

The predecessor of the Company which was incorporated in New York State had 200 shares of common stock issued and outstanding, without par value. Upon the merger into a Virginia shell corporation on September 18, 2007, each share of common stock in the predecessor company was exchanged for 9,000 shares of common stock in the Company. The New York State company ceased to exist after the merger. As of December 31, 2007, the authorized capital stock of the Company consists of 10,000,000 shares of common stock, no par value, 1,800,000 of which are issued and outstanding, and 1,000,000 shares of preferred stock, without par value, none of which are issued and outstanding.

The Company may be obligated to purchase certain of these issued and outstanding shares of common stock on the terms and under the conditions further discussed in Note 5. Accordingly, the common stock of the Company that has been transferred to investors with put rights at December 31, 2007, is classified outside of permanent equity. Mandatorily redeemable stock is reported at its redemption value of $1,250,00 in the accompanying balance sheet."

Common stock issued and outstanding at June 30, 2007, June 30, 2006 (both such dates prior to the recapitalization of the Company in the merger completed on September 18, 2007) and December 31, 2007 (after such recapitalization) were as follows:

	June 30,		December 31,
	2007	2006	2007
Cao Lei	178	178	1,357,382
Chi Tai Shen	8	8	72,000
Zhu Ming	8	8	72,000
Zhang Mingwei	6	6	54,000
Mark A. Harris and Roslyn O. Harris	-	-	122,309
Richard E. Watkins and Sharon J. Watkins	-	-	122,309
	200	200	1,800,000

12. NON-CONTROLLING INTEREST

Non-controlling interest at June 30, 2007, June 30, 2006 and December 31, 2007 consists of the following:

	June 30,		December 31,
	2007	2006	2007
	$	$	$
			(Unaudited)
Paid-in capital	357,444	130,515	357,444
Accumulated other comprehensive income (loss)	45,121	1,313	(9,843)
Deficit	(96,772)	(201,008)	(36,734)
Other adjustments	2,817	2,818	2,816
	308,610	(66,362)	313,683

In October 2006, Sino-China increased its paid-in capital of Sino-China from RMB1,080,000 (equivalent to $130,515) to RMB2,860,000 (equivalent to $357,444), after obtaining the Chinese authority’s approvals.

13. LOSS ON DISPOSAL OF INVESTMENT

Sino-China invested RMB60,000 (equivalent to $7,249) in Beijing Global Sainuo Software Development Ltd on September 11, 2003. The invested entity was liquidated on May 22, 2006 and Sino-China received RMB50, 000 (equivalent to $6,040) back, resulting in an investment loss of $2,491.

14. OTHER INCOME (EXPENSES), NET

Other income and expenses for the two years ended June 30, 2007 and June 30, 2006, for the six months ended December 31, 2007 and December 31, 2006 are as follows:

	For the years ended June 30,		For the six months ended December 31,
	2007	2006	2007	2006
	$	$	$	$
			(Unaudited)	(Unaudited)
Interest income	3,861	1,655	346	1,985
Interest expense	(11,623)	(14,750)	(543)	(6,278)
Bank charge	(6,925)	(7,391)	(6,709)	(2,393)
Foreign translation	36,812	(15,426)	49,480	(26,436)
	22,125	(35,912)	42,574	(33,122)

15. INCOME TAXES

The income tax provisions for the years ended June 30, 2007 and June 30, 2006, for the six months ended December 31, 2007 and December 31, 2006 are as follows:

	For the years ended June 30,		For the six months ended December 31,
	2007	2006	2007	2006
	$	$	$	$
			(Unaudited)	(Unaudited)
Current
USA	(63,039)	(13,336)	(25,894)	(35,155)
China	(75,252)	(7,891)	(4,847)	(27,979)
Deferred	-	-	-	-
	(138,291)	(21,227)	(30,741)	(63,134)

16. MAJOR CUSTOMERS

For the years ended June 30, 2007 and 2006, and for the six-months ended December 31, 2007 and 2006, approximately 52%, 32%, 46% and 60%, respectively, of the Company’s revenues were from one customer. We provide services to this customer under an exclusive agency agreement that is terminable on three months’ notice and that expires on December 31, 2009. Any termination of this agency services agreement would materially harm our operations. For the year ended June 30, 2007, an additional customer accounted for approximately 11% of the Company’s revenue.

[ALTERNATE PAGE]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED __________ ___, 2008

SINO-GLOBAL SHIPPING AMERICA, LTD.

217,960 Shares of Common Stock

This prospectus relates to the resale by the selling shareholders of up to 217,960 shares of our common stock. The selling shareholders may sell common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales by the selling shareholders.

No public market currently exists for our shares. We have applied for approval for quotation on the NASDAQ Capital Market under the symbol “SINO” for the shares of common stock we are offering.

The selling shareholders holding 217,960 shares offered through this prospectus may sell their shares once our common stock has been registered and listed on the NASDAQ Capital Market or another national exchange. Once, and if, our common stock begins to be traded or quoted on any stock exchange, market, or trading facility, the selling shareholders may sell their shares from time to time at the market price prevailing on the exchange, market, or trading facility, or at prices related to such prevailing market prices, or in negotiated transactions or a combination of such methods of sale.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated _____, _____

[ALTERNATE PAGE]

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	6
Forward-Looking Statements	18
Use of Proceeds	23
Dividend Policy	24
Exchange Rate Information	25
Selling Shareholders
Selected Historical and Unaudited Pro Forma Condensed
Consolidated Financial and Operating Data	28
Management’s Discussion and Analysis of Financial
Condition and Results of Operations	29
Our Business	41
Description of Property	47
Management	48
Principal Shareholders	52
Related Party Transactions	53
Description of Share Capital	54
Shares Eligible for Future Sale	56
Legal Matters	60
Experts	60
Where You Can Find More Information	60
Index to Consolidated Financial Statements	F-1

SINO-GLOBAL SHIPPING AMERICA, LTD.

Common Stock

Prospectus

[ALTERNATE PAGE]

The Offering
Common stock offered by selling shareholders	217,960 shares(1)

Common stock outstanding	1,800,000 shares(2)

Use of proceeds	We will not receive any proceeds from the sale of our
common stock by the selling shareholders.

NASDAQ Market Symbol	We have applied to use the symbol “SINO” for our
common stock.

(1)
Consists of 217,960 shares of our common stock that were sold to the selling shareholders by Mr. Cao Lei and are subject to a put agreement and escrow agreement between each of the selling shareholders and our company.

(2)
Based on 1,800,000 shares of our common stock outstanding as of the date of this prospectus. The number of shares of our common stock outstanding excludes up to 1,129,032 shares of our common stock to be offered on a best efforts, minimum/maximum offering concurrently herewith.

[ALTERNATE PAGE]

USE OF PROCEEDS

The selling shareholders are selling all of the shares covered by this prospectus for their own accounts. We will not receive any proceeds from the sale of the shares.

[ALTERNATE PAGE]

SELLING SHAREHOLDERS

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

•	the number of shares owned by each shareholder prior to this offering;

•	the percentage owned by each shareholder prior to completion of the offering;

•	the total number of shares that are to be offered for each shareholder;

•	the total number of shares that will be owned by each shareholder upon completion of the offering; and

•	the percentage owned by each shareholder upon completion of the offering.

On December 31, 2007, Mr. Cao Lei sold, in the aggregate, 217,960 shares of his common stock in our company to two investors. Mr. Cao completed this transaction in order to repay debt to our company prior to the filing of this registration statement. Mr. Cao paid the proceeds from the sale to our company, and we entered into a put agreement with each of the investors, which provided that we would purchase the investors’ shares in our company in the event we did not register our common stock in accordance with federal and applicable state securities laws within one year from the date of the stock purchase from Mr. Cao. In order to ensure that our company purchases the shares, we have placed funds in escrow sufficient to complete the purchase, if necessary.

For this reason, we have agreed to register a total of 217,960 shares of our common stock held by the selling shareholders. We are registering the shares under this prospectus.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned after Completion of the Offering(2)	Percentage of Shares of Common Stock Beneficially Owned after Completion of the Offering(2)
Mr. Mark A. Harris and Mrs. Roslyn O. Harris	108,980	6.05%	108,980	0	0%
Mr. Richard E. Watkins and Mrs. Sharon J. Watkins	108,980	6.05%	108,980	0	0%

(1)
Based on 1,800,000 shares of our common stock outstanding as of the date of this prospectus. The number of shares of our common stock outstanding excludes up to 1,129,032 shares of our common stock to be offered on a best efforts, minimum/maximum offering concurrently herewith.

(2)
Represents the amount of shares that will be held by the selling shareholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling shareholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling shareholders after completion of this offering.

The selling shareholders acquired the shares for their own accounts in the ordinary course of business, and at the time they acquired the shares, they had no agreements, plans or understandings, directly or indirectly, to distribute the shares. None of the selling shareholders, to our knowledge, has had a material relationship with our company other than as a shareholder at any time within the past three years.

[ALTERNATE PAGE]

PLAN OF DISTRIBUTION

Once, and if, our common stock begins to be traded or quoted on any stock exchange, market, or trading facility, the selling shareholders, who hold an aggregate of 217,960 shares of our common stock offered through this prospectus, may sell their shares from time to time at the market price prevailing on the exchange, market, or trading facility, or at prices relating to the prevailing market prices, or in negotiated transactions or a combination of such methods of sale. The selling shareholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• settlement of short sales entered into after the date of this prospectus;

• broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale;

• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

• any other method permitted pursuant to applicable law.

In connection with the sale of our common stock or interest therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers, which in turn may sell the securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale. Each selling shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. The maximum commission or discount to be received by any FINRA member or independent broker/dealer will not be greater than 8% for the sale of any securities being registered pursuant to SEC Rule 415.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person.

Our underwriter in the public offering, Anderson & Strudwick, assisted Mr. Cao in locating the private investors in the Private Sale. In payment for the underwriter’s services with the Private Sale, the underwriter will receive a cash commission of 7%, an accountable expense allowance of 1% and a right to purchase, for $0.001 per warrant, warrants to purchase 10% of the number of shares sold to the investors in the Private Sale, on the same terms as the underwriter warrants issued in the public sale. The warrants are exercisable for 120% of the public offering price in the public offering. To the extent the underwriter assists with any resale of the shares issued in the Private Sale, the maximum commission or discount to be received by it in such capacity will not be greater than 8% for the sale of any securities being registered pursuant to SEC Rule 415.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 13.1-697 of the Virginia Stock Corporation Act permits corporations to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if the director:

1.	Conducted himself in good faith; and

2.	Believed:

a. In the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and

b. In all other cases, that his conduct was at least not opposed to its best interests; and

3.	In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Our articles of incorporation contain the following provision relating to indemnification of our officers and directors:

The Corporation shall indemnify (a) any person who was, is or may become a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (b) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve securities by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

Expenses incurred by a person who is otherwise entitled to be indemnified by us in defending or investigating a threatened or pending action, suit or proceeding shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

Our bylaws provide that we may indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our employee or agent or, while our employee or agent, is or was serving at our request as an employee or agent or trustee or another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Part II-1

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. The selling shareholders will not pay any portion of these costs and expenses. All amounts are estimates other than the SEC’s registration fee, NASD filing fee and NASDAQ Capital Market listing fee.

SEC registration fee	$467.27
FINRA filing fee	1,688.96
NASDAQ listing fee	50,000.00
Blue Sky Fees	25,000.00
Legal fees and expenses for Chinese counsel	77,544.00
Legal fees and expenses for U.S. counsel	120,000.00
Accounting fees and expenses	301,000.00
Printing fees	30,000.00
Transfer Agent Fees	11,000.00
Total	$616,700.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In the past three years, we issued the following securities in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”):

Sino-Global Shipping (America) Ltd., the predecessor to our company (the “Predecessor Company”), was incorporated in New York in February 2001. Following its formation, the Predecessor Company failed to formally issue any shares of common stock despite its active operation. On September 18, 2007, the Predecessor Company remedied this omission by issuing shares of common stock as follows:

Shareholder	Number of Shares
Mr. Cao Lei	178
Mr. Chi Tai Shen	8
Mr. Zhu Ming	8
Mr. Zhang Mingwei	6

On September 8, 2007, the Predecessor Company reincorporated into the Commonwealth of Virginia by merging with and into our company. In connection with this merger, each shareholder in the Predecessor Company received 9,000 shares of common stock in our company for each share of common stock held in the Predecessor Company.

The sales and issuances of the securities in the above transactions were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering.

Part II-2

ITEM 27. EXHIBIT INDEX

Number	Exhibit

1.1	Form of Underwriting Agreement*

3.1	Articles of Incorporation of Sino-Global Shipping America, Ltd.*

3.2	Bylaws of Sino-Global Shipping America, Ltd.*

4.1	Specimen Certificate for Common Stock*

4.2	Form of Underwriter Warrant (included in Exhibit 10.3)*

5.1	Form of Opinion of Kaufman & Canoles, P.C.**

10.1	Form of Lock-Up Agreement.*

10.2	Form of Escrow Agreement.*

10.3	Form of Warrant Agreement with Anderson & Strudwick, Incorporated*

10.4	Agency Agreement by and between the Registrant and Beijing Shou Rong Forwarding Service Co., Ltd.*

10.5	Put Agreement by and between the Registrant and Mark A. and Roslyn O. Harris.*

10.6	Escrow Agreement by and among the Registrant, Mark A. and Roslyn O. Harris and SunTrust Bank, N.A.*

10.7	Put Agreement by and between the Registrant and Richard E. and Sharon J. Watkins.*

10.8	Escrow Agreement by and among the Registrant, Richard E. and Sharon J. Watkins and SunTrust Bank, N.A.*

10.9	Exclusive Management Consulting and Technical Services Agreement by and between Trans Pacific and Sino-China.*

10.10	Exclusive Marketing Agreement by and between Trans Pacific and Sino-China.*

10.11	Proxy Agreement by and among Cao Lei, Zhang Mingwei, the Registrant and Sino-China.*

10.12	Equity Interest Pledge Agreement by and among Trans Pacific, Cao Lei and Zhang Mingwei.*

10.13	Exclusive Equity Interest Purchase Agreement by and among the Registrant, Cao Lei, Zhang Mingwei and Sino-China.*

10.14	First Amended and Restated Exclusive Management Consulting and Technical Services Agreement by and between Trans Pacific and Sino-China.*

10.15	First Amended and Restated Exclusive Marketing Agreement by and between Trans Pacific and Sino-China.*

Part II-3

21.1	List of subsidiaries.*

23.1	Consent of Friedman LLP, independent auditors.**

23.2	Consent of Kaufman & Canoles, P.C. (included in Exhibit 5.1).**

99.1	Stock Option Plan*

* Previously filed.

** Filed herewith.

ITEM 28. UNDERTAKINGS

The Registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed information with respect to the plan of distribution.

(b) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Part II-4

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Beijing, The People’s Republic of China on April 16, 2008.

SINO-GLOBAL SHIPPING AMERICA, LTD.

By:	/s/ Cao Lei
Mr. Cao Lei
Chief Executive Officer (Principal Executive Officer)

In accordance with the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities stated on April 16, 2008.

/s/ Cao Lei Cao Lei	Chief Executive Officer (Principal Executive Officer) and Director	April 16, 2008

/s/ Zhang Mingwei Zhang Mingwei	Chief Financial Officer (Principal Financial and Accounting Officer) and Director	April 16, 2008

* Dennis O. Laing	Director	April 16, 2008

C. Thomas Burke	Director	April 16, 2008

* Wang Jing	Director	April 16, 2008

* By: /s/ Cao Lei
Cao Lei, attorney-in-fact April 16, 2008

Number	Exhibit

1.1	Form of Underwriting Agreement*

3.1	Articles of Incorporation of Sino-Global Shipping America, Ltd.*

3.2	Bylaws of Sino-Global Shipping America, Ltd.*

4.1	Specimen Certificate for Common Stock*

4.2	Form of Underwriter Warrant (included in Exhibit 10.3)*

5.1	Form of Opinion of Kaufman & Canoles, P.C.**

10.1	Form of Lock-Up Agreement.*

10.2	Form of Escrow Agreement.*

10.3	Form of Warrant Agreement with Anderson & Strudwick, Incorporated*

10.4	Agency Agreement by and between the Registrant and Beijing Shou Rong Forwarding Service Co., Ltd.*

10.5	Put Agreement by and between the Registrant and Mark A. and Roslyn O. Harris.*

10.6	Escrow Agreement by and among the Registrant, Mark A. and Roslyn O. Harris and SunTrust Bank, N.A.*

10.7	Put Agreement by and between the Registrant and Richard E. and Sharon J. Watkins.*

10.8	Escrow Agreement by and among the Registrant, Richard E. and Sharon J. Watkins and SunTrust Bank, N.A.*

10.9	Exclusive Management Consulting and Technical Services Agreement by and between Trans Pacific and Sino-China.*

10.10	Exclusive Marketing Agreement by and between Trans Pacific and Sino-China.*

10.11	Proxy Agreement by and among Cao Lei, Zhang Mingwei, the Registrant and Sino-China.*

10.12	Equity Interest Pledge Agreement by and among Trans Pacific, Cao Lei and Zhang Mingwei.*

10.13	Exclusive Equity Interest Purchase Agreement by and among the Registrant, Cao Lei, Zhang Mingwei and Sino-China.*

10.14	First Amended and Restated Exclusive Management Consulting and Technical Services Agreement by and between Trans Pacific and Sino-China.*

10.15	First Amended and Restated Exclusive Marketing Agreement by and between Trans Pacific and Sino-China.*

21.1	List of subsidiaries.*

23.1	Consent of Friedman LLP, independent auditors.**

23.2	Consent of Kaufman & Canoles, P.C. (included in Exhibit 5.1).**

99.1	Stock Option Plan*

* Previously filed.

** Filed herewith.